Exhibit 10.1

SHARE AND DEBT PURCHASE AGREEMENT

among

1143928 ALBERTA LTD.

as Purchaser

and

EXCO RESOURCES, INC.

and

TAURUS ACQUISITION, INC.

as Seller

January 12, 2005

BURNET, DUCKWORTH & PALMER LLP Barristers and Solicitors 1400, 350 - 7th Avenue S.W. Calgary, AB T2P 3N9	BLAKE, CASSELS & GRAYDON LLP Barristers and Solicitors 3500, 855 - 2nd Street S.W. Calgary, AB T2P 4J8	BENNETT JONES LLP Barristers and Solicitors 4500, 855 – 2nd Street S.W. Calgary, AB T2P 4K7

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms
1.2	References and Titles
1.3	Interpretation
1.4	Schedules

ARTICLE 2
PURCHASE AND SALE

2.1	Agreement to Purchase and Sell
2.2	Purchase Price and Manner of Payment
2.3	Allocation of Purchase Price
2.4	Payment of Credit Facility
2.5	Joint and Several Liability
2.6	Parental Guarantee
2.7	Closing
2.8	Taking of Necessary Action; Further Action
2.9	Deliveries at Closing
2.10	Withholding Tax

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Seller’s Representations Regarding Seller
3.2	Seller’s Representations Regarding the Purchased Entities
3.3	Disclaimer

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Purchaser’s Representation

ARTICLE 5
COVENANTS

5.1	Conduct of Business by the Company Pending Closing
5.2	Existing AFEs
5.3	Access to Assets, Personnel and Information
5.4	Additional Arrangements
5.5	Public Announcements; Confidentiality
5.6	Payment of Expenses

i

5.7	Resignation of Directors and Officers
5.8	Exclusivity
5.9	Prohibited Acquisitions
5.10	Insurance
5.11	Securities Information and Audited Financial Statements
5.12	Purchaser’s Disclosure
5.13	Product and Other Hedging Contracts

ARTICLE 6
TITLE DEFECTS; ADJUSTMENTS TO BASE PURCHASE PRICE

6.1	Title Defects
6.2	Uncured Title Defects
6.3	Additional Adjustments to Base Purchase Price

ARTICLE 7
CONDITIONS

7.1	Conditions to Each Party’s Obligation to Proceed with Closing
7.2	Conditions to Obligations of Purchaser
7.3	Conditions to Obligations of Seller
7.4	Competition Act Filings
7.5	Efforts to Satisfy Conditions
7.6	Waiver of a Condition

ARTICLE 8
TERMINATION

8.1	Termination Rights
8.2	Effect of Termination

ARTICLE 9
INDEMNIFICATION

9.1	Purchaser’s Indemnification of Seller
9.2	Seller’s Indemnities
9.3	Responsibility Extends to Legal Costs and Settlements
9.4	Limitations on Seller’s and Purchaser’s Indemnity Obligation
9.5	Indemnification Procedure
9.6	Tax Loss Indemnity Procedure
9.7	Consequential Damages
9.8	Limitation on Rights or Remedies

ii

ARTICLE 10
INFORMATION, MATERIALS, POST-CLOSING COVENANTS AND EMPLOYEES

10.1	Access to Information
10.2	Retention Period
10.3	Preparation of Tax Returns
10.4	Employees

ARTICLE 11
MISCELLANEOUS

11.1	Survival of Representations and Warranties
11.2	Amendment
11.3	Conversion of Monetary Amounts
11.4	Notices
11.5	Right to Change Address
11.6	Counterparts
11.7	Time
11.8	Severability
11.9	Entire Agreement; No Third Party Beneficiaries
11.10	Governing Law
11.11	Assignment
11.12	Waivers
11.13	Confidentiality Agreement
11.14	Incorporation
11.15	Co-operation After Closing

iii

SHARE AND DEBT PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 12th day of January, 2005.

BETWEEN:

1143928 ALBERTA LTD., a corporation duly organized and existing under the laws of the Province of Alberta (“Purchaser”)

- and -

EXCO RESOURCES, INC., a corporation duly organized and existing under the laws of the State of Texas (“EXCO”)

- and -

TAURUS ACQUISITION, INC., a corporation duly organized and validly existing under the laws of the State of Texas (“Taurus”)

(EXCO and Taurus are herein collectively referred to as “Seller”)

WHEREAS:

A.                                   The Company Stock is currently owned by EXCO.

B.                                     The Taurus Notes are currently owned by Taurus.

C.                                     Purchaser desires to buy and Seller desires to sell the Company Stock and the Taurus Notes, upon the terms and subject to the conditions set forth in this Agreement.

D.                                    Purchaser and Seller desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale of the Company Stock and the Taurus Notes provided for in this Agreement and also to prescribe various conditions to such purchase and sale of Company Stock and the Taurus Notes.

NOW THEREFORE, in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                               Defined Terms

As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

(a)                                  “Abandonment and Reclamation Obligations” means all remediation and reclamation obligations of the Purchased Entities, including:

(i)                                     the abandonment and reclamation of any Wells; and

(ii)                                the closure, decommissioning and dismantling of Tangibles, and the restoration of the surface in respect thereto;

all in accordance with good oil and gas field practices in the Province of Alberta, and in compliance with Applicable Law.

(b)                                 “Affected Assets” has the meaning set forth in Section 6.1(b).

(c)                                  “Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person and for the purposes of this definition, “control” means the possession, directly or indirectly, by such Person or group of Persons acting in concert, of the power to direct or cause the direction of the management or policies of the first mentioned Person, whether through the ownership of voting securities or otherwise; provided that prior to Closing but not thereafter, the Purchased Entities will be Affiliates of Seller and after Closing, but not prior thereto, the Purchased Entities will be Affiliates of Purchaser.

(d)                                 “Agreement” means this Share and Debt Purchase Agreement, as amended, supplemented or modified from time to time.

(e)                                  “Applicable Law” means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, territorial, municipal and local governmental bodies (whether administrative, legislative, executive or otherwise) and final, non-appealable judgments, orders and decrees of all courts, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to the transaction or event in question.

(f)                                    “Arm’s Length” has the meaning set forth in the Tax Act.

(g)                                 “Assessment” has the meaning set forth in Section 9.6(c).

(h)                                 “Audited Historical Statements” means, collectively:

(i)                                   the consolidated audited financial statements (including the statement of operations, balance sheet and cash flow statement) of the Company as of December 31, 2002 (and for the year then ended) and as of December 31, 2003 (and for the 209 day period from January 1, 2003 to July 28, 2003 and the 156 day period from July 29, 2003 to December 31, 2003);

(ii)                                the consolidated audited financial statements (including the statement of operations, balance sheet and cash flow statement) of the Company as of September 30, 2004 (and for the 9 month period then ended), provided that if the Purchaser provides EXCO with the notice referred to in Section 5.11(b) by the 7th day following the date hereof, such statements shall be unaudited; and

(iii)                             if Closing occurs after March 31, 2005 but prior to May 15, 2005, the consolidated audited financial statements (including the statement of operations, balance sheet and cash flow statement) of the Company as of December 31, 2004 (and for the year then ended);

and appropriate footnotes and schedules prepared in accordance with GAAP accompanied by a signed opinion of Ernst & Young LLP for the 2002 financial statements and PricewaterhouseCoopers, LLP for the 2003 and 2004 financial statements; provided however, that such financial statements shall not include any footnote in respect of the Company’s oil and gas reserves.

(i)                                     “Base Purchase Price” has the meaning set forth in Section 2.2(a).

(j)                                     “Benefits Plans” has the meaning set forth in Section 3.2(r)(vii).

(k)                                  “Business Day” means any day on which commercial banks are open for business in each of Calgary, Alberta and Dallas, Texas, but does not in any event include a Saturday or Sunday or a statutory holiday under Applicable Law.

(l)                                     “Closing” means the completion of the purchase and sale of the Company Stock and the Taurus Notes on the Closing Date and at the Place of Closing, as contemplated by this Agreement.

(m)                               “Closing Date” means 9:00 a.m. on the 30th day following the date that the Audited Historical Statements are delivered (in accordance with the provisions of Section 11.4) by Seller to Purchaser, or such other date as the Parties may agree.

(n)                                 “Closing Statements” has the meaning set forth in Section 6.3(c).

(o)                                 “Company” means Addison Energy Inc., an Alberta corporation.

(p)                                 “Company Certificate” means, collectively, the certificates representing shares of the Company Stock.

(q)                                 “Company Contribution Agreement” means a contribution agreement dated January 7, 2005 between the Company, the Partnership and Subco relating to the contribution of property by the Company to the Partnership.

(r)                                    “Company Stock” means all of the issued and outstanding common stock of the Company.

(s)                                  “Competition Act” means the Competition Act R.S.C. 1985, c. C-34.

(t)                                    “Competition Act Approval” means that:

(i)                                   the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act has issued an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the transactions contemplated herein on terms and conditions satisfactory to the Parties, acting reasonably; or

(ii)                                notification of the transactions contemplated herein pursuant to section 114 of the Competition Act has been given and either:

(A)                              the applicable waiting period under section 123 of the Competition Act has expired without the Commissioner having advised the Parties that he intends to apply to the Competition Tribunal established pursuant to subsection 3(1) of the Competition Tribunal Act (Canada) for an order under section 92 or section 100 of the Competition Act in respect of the transactions contemplated herein; or

(B)                              the Commissioner has advised Purchaser that the Commissioner does not intend to apply to the Competition Tribunal for an order under section 92 of the Competition Act in respect of the transactions contemplated herein.

(u)                               “Confidentiality Agreement” means the letter agreement dated the 15th day of October, 2004 between the Company and NAL Resources.

(v)                               “Credit Agreement” means the Third Amended and Restated Credit Agreement, as amended, between the Company and Bank One, NA, Canada Branch, as Administrative Agent for itself and the lenders named therein, dated the 27th day of January, 2004.

(w)                             “Credit Facility” means the credit facility provided pursuant to the Credit Agreement and all of the indebtedness (including accrued interest) of the Company thereunder.

(x)                                 “Debt” means, for any Person, without duplication:  (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all indebtedness of such Person on which interest charges are customarily paid or accrue; (iv) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person; (v) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person; (vi) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business and which are not more than 90 days past invoice date; (vii) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person; and (viii) any other obligation or liability of such Person that is debt within the meaning of GAAP.

(y)                               “Defect Adjustment Threshold” means an amount equal to $7,500,000.

(z)                                 “Defect Notice Date” means the date which is 10 Business Days prior to the Closing Date.

(aa)                          “Defect Termination Threshold” means an amount equal to $50,000,000.

(bb)                        “Deposit” has the meaning set forth in Section 2.2(b).

(cc)                          “Deposit Interest” has the meaning set forth in Section 2.2(b)(iii).

(dd)                        “Disclosure Schedule” means, collectively, those schedules attached hereto as Schedule A and expressly incorporated herein by reference pursuant to Section 1.4.

(ee)                          “Employee Disclosure Letter” has the meaning set forth in 3.2(r)(i).

(ff)                              “Employees” has the meaning set forth in Section 3.2(r)(i).

(gg)                          “Encumbrance Discharge” means, with respect to a Lien (which is not a Permitted Encumbrance) affecting all or a portion of the Oil and Gas Assets, Company Stock, Subco Stock or partnership interests of the Partnership, one or more registrable discharges executed by the holder of such Lien which results in a discharge of such Lien; provided that, to the extent of any Lien affecting all or a portion of the Oil and Gas Assets, Company Stock, Subco Stock or such partnership interests, but which is not specifically registered against or in respect of any such Oil and Gas Assets, Company Stock, Subco Stock or such partnership interests, a letter of no interest executed by the holder of the Lien wherein the holder acknowledges it has no interest in such Oil and Gas Assets, Company Stock, Subco Stock or such partnership interests shall be deemed to be an Encumbrance Discharge.

(hh)                        “Engineering Report” has the meaning set forth in Section 3.2(bb)(xii).

(ii)                                  “Environmental Law” means Applicable Law respecting the protection of, or the control, remediation or reclamation of contamination or pollution of, soil, air or water (including ground water).

(jj)                                  “Escrow Agreement (Deposit)” means an agreement dated the date hereof and executed among Purchaser, Seller and Seller’s Solicitors in the form included at Part I of Schedule C.

(kk)                            “Escrow Agreement (Withholding)” means an agreement dated the Closing Date and executed among Purchaser, Seller and Seller’s Solicitors in the form included at Part II of Schedule C.

(ll)                                  “Exchange Rate” means, for a particular day, the Bank of Canada Noon Day Rate, expressed in C$/US$ or US$/C$, as the case may be for such day, as set out on the Bank of Canada’s web site.

(mm)                      “EXCO” has the meaning set forth in the introductory paragraph of this Agreement.

(nn)                          “Facilities” means the major gas plants, oil batteries, compressors, gas gathering systems and pipelines in which the Purchased Entities have an interest, as described in Schedule 1.1(nn)

(oo)                          “GAAP” means generally accepted accounting principles, as recognized by the Canadian Institute of Chartered Accountants (or any generally recognized successor), and “U.S. GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

(pp)                          “Governmental Authority” means any federal, provincial, territorial, state, county, municipal or local government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over the Purchased Entities, Purchaser or Seller or any of their respective properties or assets.

(qq)                          “Indemnity Agreement” means an indemnity agreement dated January 7, 2005 between Purchaser, NAL, the Company and Seller.

(rr)                                “Indemnity Issues” has the meaning set forth in Section 9.4(e).

(ss)                            “Indemnity Threshold” means an amount equal to $7,500,000.

(tt)                                “Inter-Company Agreement” means an inter-company agreement dated effective August 1, 2004 between EXCO and the Company.

(uu)                          “Interest Amount” has the meaning set forth in Section 2.3(a)(ii).

(vv)                          “Lands” means, collectively, all of the lands set forth in Schedule 1.1(tt), and includes the Petroleum Substances within, upon or under such lands, together with the right to explore for and produce such Petroleum Substances.

(ww)                      “Leases” means, collectively, all of the leases, options for leases, subleases, licences and documents of title (and any replacements, renewals or extensions thereof or leases derived therefrom) covering the Lands, including those set forth in the Property Schedule, by virtue of which the holder thereof is granted certain rights with respect to Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled, unitized or otherwise combined.

(xx)                              “Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, right of conversion or reduction of interest, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

(yy)                          “Management Team” means Steve Fagan, Dennis McIntyre, Terry Trudeau, Greg Robb and Terry Pidkowa.

(zz)                              “Material” or “Material Adverse Effect” means a result or consequence that would adversely affect the financial condition, results of operations or business of the Purchased Entities, taken as a whole, by more than:  (i) for the purpose of Sections 7.2(a), 7.2(b), 7.2(c) and 8.1(c), $30,000,000; and (ii) for all other purposes, $1,000,000.

(aaa)                      “Material Agreement” means:

(i)                                     any Product and Other Hedging Contract by which a Purchased Entity is bound or to which a Purchased Entity is a party;

(ii)                                  any contract for the processing, transportation, gathering, compressing, disposing or sale of Petroleum Substances by which a Purchased Entity is bound or to which a Purchased Entity is a party that is not cancellable by the Purchased Entity without penalty on notice of 60 days’ or less;

(iii)                               other than pursuant to the Title and Operating Documents and other than in the ordinary course of business, any agreement whereby a Purchased Entity guarantees, assumes or indemnifies (A) an obligation of Seller or any of its Affiliates other than such Purchased Entity, or (B) an obligation of a third party;

(iv)                              any construction, ownership and operation agreement for capital expenditures or the acquisition or construction of fixed assets related to the Oil and Gas Assets that requires future payments by a Purchased Entity in excess of $250,000;

(v)                                 any lease of office premises by which a Purchased Entity is bound or to which a Purchased Entity is a party; and

(vi)                              any agreement for the purchase or sale of any asset (other than sales of Petroleum Substances in the ordinary course of business and agreements for the sale of surplus or used equipment or supplies) requiring future purchase consideration.

(bbb)                   “NAL” means NAL Oil & Gas Trust, an Alberta trust.

(ccc)                      “Notice of Claim” means a notice by Seller or Purchaser, as applicable, of a claim for losses pursuant to Sections 9.1 or 9.2, as applicable, together with detailed particulars as to the nature and amount of the claim, the basis upon which it is sought and the provisions of this Agreement applicable to such claim.

(ddd)                   “116 Certificate” has the meaning set forth in Section 2.10(a)(i).

(eee)                      “Oil and Gas Assets” means all of the working interests, royalty interests, gross overriding royalty interests, production payments, profit and net profit interests, reversionary interests and other interests of the Purchased Entities in the Leases, Lands and Tangibles, including those payments and interests attributed to “Addison” described in the Property Schedule, and the miscellaneous interests directly related to such interests or Tangibles.

(fff)                            “Outside Date” means the later of:

(i)                                     March 15, 2005; or

(ii)                                  30 days following the date that the Audited Historical Statements are delivered (in accordance with the provisions of Section 11.4) by Seller to Purchaser, or such other date as the Parties may agree;

but, in any event, no later than May 15, 2005.

(ggg)                   “Parties” means Purchaser and Seller and “Party” means any one of them.

(hhh)                   “Partnership” means Addison Energy Limited Partnership, an Alberta limited partnership.

(iii)                               “Partnership Agreement” means the limited partnership agreement in respect of the formation of the Partnership made between the Company and Subco as of the same date as the Company Contribution Agreement.

(jjj)                               “Payout Statement” means the statement prepared by JPMorgan Chase Bank, National Association, Canada Branch (as successor by merger to Bank One, N.A., Canada Branch) detailing the outstanding indebtedness (including accrued interest) of the Company under the Credit Facility as of the Closing Date.

(kkk)                      “Permitted Encumbrances” means:

(i)                                     Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent;

(ii)                                  Liens of carriers, warehousemen, mechanics, labourers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business incident to the exploration, development, operation and maintenance of Petroleum Substances properties and related facilities and assets for sums not yet due or delinquent;

(iii)                               Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation for sums not yet due;

(iv)                              easements, rights-of-way and similar encumbrances not materially interfering with the ordinary conduct of the business of a Purchased Entity or rights to any of its assets;

(v)                                 undetermined or inchoate liens (including processors’, operators’, mechanics, builders’, materialmen’s and similar liens) incurred or created as security in favour of the Person conducting the operation of any of the assets arising in the ordinary course of business for a Purchased Entity’s proportionate share of the costs and expenses of such operations except in respect of costs due or delinquent at the Closing Date;

(vi)                              all rights to consent by, required notices to, filings with, or other actions of Governmental Authorities to the extent customarily obtained subsequent to closing;

(vii)                           leases, farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Petroleum Substances properties entered into in the ordinary course of business and not in violation of Section 5.1 and provided the effect thereof on the working interest and net revenue of the Purchased Entity has been properly reflected in the Property Schedule;

(viii)                        valid, subsisting and applicable laws, rules or orders of any Governmental Authority;

(ix)                                Liens or defects described in the Property Schedule or the Disclosure Schedule (including Schedule 1.1(kkk)(ix));

(x)                                   the rights reserved to or vested in any grantor or Governmental Authority by the terms of any Lease or by any Applicable Law, including any rights to terminate any Lease or require annual or other periodic payments as a condition of the continuance thereof;

(xi)                                rights reserved to or vested in any Governmental Authority to levy Taxes on minerals or the income therefrom or to limit, control or regulate any of the Purchased Entities’ assets in any manner;

(xii)                             the reservations, limitations, provisos and conditions in any original grants or transfers from the Crown of any of the Lands or interests therein and exceptions to title under any Applicable Law;

(xiii)                          penalties which have arisen under operating procedures or similar agreements as a consequence of elections by a Purchased Entity prior to the date hereof not to participate in operations on the Lands to which the penalty applies and which are accurately reflected in the Property Schedule;

(xiv)                         Liens granted in the ordinary course of business to a public utility, municipality or Governmental Authority in connection with operations pertaining to the assets of a Purchased Entity;

(xv)                            terms and conditions of the Material Agreements listed in the Disclosure Schedule;

(xvi)                         Liens granted in connection with the Credit Facility in respect of which an Encumbrance Discharge or the release and undertaking set forth at Section 2.9(a)(xv) will be delivered at Closing;

(xvii)                      Liens granted in connection with the credit facility under the U.S. Credit Agreement in respect of which an Encumbrance Discharge or the release and undertaking set forth at Section 2.9(a)(xvi) will be delivered at Closing;

(xviii)                   pre-emptive or preferential rights of purchase, rights of first refusal or other restrictions on transfer arising under any agreements applicable to a Purchased Entity that are not triggered by this Agreement or the sale of the Company Stock or Taurus Notes pursuant hereto; and

(xix)                           the rights of third parties to purchase Petroleum Substances produced from the Lands, or any lands with which the Lands have been pooled or unitized, pursuant to the contracts for the sale of Petroleum Substances listed in Schedule 1.1(aaa).

(lll)                               “Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

(mmm)             “Petroleum Substances” means petroleum, natural gas and all related hydrocarbons (including all liquid hydrocarbons) and all other substances, whether liquids, gaseous or solids and whether hydrocarbons or not (except coal but including sulphur) produced or producible in association with such petroleum, natural gas or related hydrocarbons.

(nnn)                   “Place of Closing” means the offices of Seller’s Solicitors located at 3500, 855 - 2nd Street S.W., Calgary, Alberta or such other place as may be agreed to by the Parties.

(ooo)                   “Prime Rate” means the rate of interest, expressed as a rate per annum, designated by the main branch in Calgary of the Canadian Imperial Bank of Commerce as the reference rate used by it to determine rates of interest charged by it on Canadian dollar commercial loans made in Canada and which is announced by such bank, from time to time, as its prime rate, provided that whenever such bank announces a change in such reference rate, the “Prime Rate” shall correspondingly change effective on the date the change in such reference rate is effective.

(ppp)                   “Principal Manulife and NAL Subsidiaries” means:

(i)                                     The Manufacturers Life Insurance Company (Canada), NAL Resources Management Limited, FNA Financial Inc. (Canada), The Manufacturers Investment Corporation (Michigan), Manulife Bank of Canada (Canada), Manulife (International) Limited (Bermuda), Manulife (Singapore) Pte. Ltd. (Singapore), Elliott & Page Limited (Ontario), John Hancock Life Insurance Company (U.S.A.), Manulife-Sinochem Life Insurance Co. Ltd. (China), P.T. Asuransi Jiwa Manulife Indonesia (Indonesia), The Manufacturers Life Insurance Company of New York (New York), The Manufacturers Life Insurance Co. (Phils.), Inc. (Philippines), Manulife (Vietnam) Limited (Vietnam), Manulife Life Insurance Company (Japan), John Hancock Financial Services, Inc. and Maritime Life Assurance Company; and

(ii)                                  NAL Ventures Trust, NAL Ventures Inc., NAL Energy Holdings Ltd., NAL Petroleum Limited Partnership II, NAL Oil & Gas Ltd., NAL Petroleum Limited Partnership, NAL Petroleum Inc., 991631 Alberta Ltd., 857356 Alberta Ltd., NAL Properties Inc., NAL Energy Ltd. and 1143928 Alberta Ltd.

(qqq)                   “Product and Other Hedging Contracts” means any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities, commodity prices, indices, interest rates, foreign exchange or other derivatives.

(rrr)                            “Prohibited Property” means any property the fair market value of which is wholly or partly attributable to, or the fair market value of which is determined primarily by reference to, the fair market value of any of the property owned by a Purchased Entity on the Closing Date, or the proceeds of disposition therefrom, but does not include money.

(sss)                      “Property Schedule” means the property schedule attached hereto as Schedule B.

(ttt)                            “Purchased Entities” means the Company, Subco and the Partnership or any one or more of them as the context requires; and “Purchased Entity” means any one of them.

(uuu)                   “Purchased Entity Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of a Purchased Entity.

(vvv)                   “Purchase Price” has the meaning set forth in Section 2.2(a).

(www)           “Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

(xxx)                       “Purchaser Note” means a demand promissory note dated as of the Closing Date issued by the Company in favour of Purchaser for a principal amount equal to the amount specified in the Payout Statement.

(yyy)                 “Purchaser’s Group” has the meaning set forth in Section 9.2.

(zzz)                       “Purchaser’s Losses” has the meaning set forth in Section 9.2.

(aaaa)              “Purchaser Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser or its Subsidiaries.

(bbbb)          “Representatives” has the meaning set forth in Section 5.8(a).

(cccc)              “Retention Bonus Payments” means the aggregate amount of all payments paid or payable by the Company after the Valuation Date pursuant to the Addison Energy Inc., Employee Bonus Retention Plan.

(dddd)          “Retention Period” has the meaning set forth in Section 10.2.

(eeee)              “Seller” has the meaning set forth in the introductory paragraph of this Agreement.

(ffff)                      “Seller’s Solicitors” means Blake, Cassels & Graydon LLP, Barristers and Solicitors of Calgary, Alberta.

(gggg)          “Services Agreement” means the Services Agreement made between the Company and the Partnership as of the same date as the Company Contribution Agreement.

(hhhh)          “Severance Adjustment” has the meaning set forth in Section 10.4(b).

(iiii)                          “Severance Payment” has the meaning set forth in Section 10.4(i).

(jjjj)                          “Share Purchase Price” has the meaning set forth in Section 2.3(b).

(kkkk)              “Specified Shareholder” means, in respect of Seller:

(i)                                     any Person who did not, at any time during the course of the series of transactions or events that includes the completion of the transactions contemplated by this Agreement, deal at Arm’s Length with Seller;

(ii)                                  any corporation of which Seller or a Person described in (i) above, at any time during the course of the series of transactions or events that includes the completion of the transactions contemplated by this Agreement and after the acquisition of control of the Company by Purchaser, a “specified shareholder” (as that term applies to subparagraph 88(1)(c)(vi) of the Tax Act); or

(iii)                               any trust or partnership of which Seller or a Person described in (i) above would have been, at any time during the course of the series of transactions or events that includes the transactions contemplated by this Agreement and after the acquisition of control of the Company by Purchaser, a “specified shareholder” (as that term applies to subparagraph 88(1)(c)(vi) of the Tax Act) if the rules in subparagraph 88(1)(c.2)(ii) of the Tax Act were applied.

(llll)                          “Statement” has the meaning set forth in Section 9.6(c).

(mmmm)  “Subco” means 1144259 Alberta Ltd., an Alberta corporation.

(nnnn)          “Subco Stock” means all of the issued and outstanding common stock of Subco.

(oooo)          “Subco Subscription Agreement” means a subscription agreement dated January 7, 2005 between Subco and the Partnership relating to the contribution of cash by Subco to the Partnership.

(pppp)            “Subsidiary(ies)” means, as to a particular Person, an entity 100 percent owned, directly or indirectly, by such Person.

(qqqq)            “Survival Period” means:

(i)                                     for all representations and warranties of Seller or Purchaser set forth in this Agreement, other than those listed in Sections 1.1(qqqq)(ii) and (iii), a period of 15 months following the Closing Date;

(ii)                                  for EXCO’s representations and warranties in Sections 3.1(d), 3.2(h) and 3.2(i), 90 days following the limitation period under Applicable Law during which a claim may be made; and

(iii)                               for EXCO’s representations and warranties in Sections 3.2(t) and 3.2(u), 90 days after the expiry of the reassessment period in respect of any taxation years, or similar reporting periods, of a Purchased Entity which end on or prior to the Closing Date without taking into account any extension to such periods resulting from any agreement, waiver, act or omission after Closing.

(rrrr)                      “Tangibles” means the Facilities and interests of the Purchased Entities in and to all tangible depreciable property and assets that are situate in, on or about the Lands or lands with which the Lands have been pooled or unitized, or used or intended for use in connection with production of Petroleum Substances from the Lands or lands with which the Lands have been pooled or unitized or for the gathering, compression, dehydration, scrubbing, injection, processing, transmission, treatment, separation, extracting, collecting, refining, measuring, transporting, shipping or storage of such Petroleum Substances including the Wells, casing, production tubing, wellheads, pipelines, flowlines, pipeline connections, gathering systems, batteries, compressors, plants, buildings, extraction facilities, meters, generators, refineries, communications and other equipment.

(ssss)                “Taurus” has the meaning set forth in the introductory paragraph of this Agreement.

(tttt)                        “Taurus Notes” means:  (i) the Promissory Note between the Company and Taurus in the amount of U.S. $98,800,167.66, dated April 13, 2004; and (ii) the Promissory Note between the Company and Taurus in the face amount of Cdn. $125,000,000, dated June 29, 2004; as amended and restated, together with all amounts of unpaid interest payable before the Closing Date and all amounts of interest accrued and not yet payable at the Closing Date.

(uuuu)            “Tax Act” means the Income Tax Act R.S.C. 1985, c.1 (5th Supplement), as amended.

(vvvv)            “Tax Returns” has the meaning set forth in Section 3.2(t).

(wwww)  “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, goods and services, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, licence, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes, or required installments thereof, imposed or payable to any federal, state, local, province, territory or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties related thereto.

(xxxx)                    “Third-Party Consent” means the consent or approval of any Person other than the Purchased Entities, Purchaser, Seller or any Governmental Authority.

(yyyy)            “Thirteenth Month Adjustment” means a reconciliation payment made pursuant to an agreement which provides that during a period (usually a calendar year) revenues and/or expenses will be distributed to or paid by one or more parties to the agreement on the basis of estimates thereof and following the end of the period (usually the first calendar month after the end of the period), the actual amount of the revenues or costs will be determined and a reconciliation between the estimated amounts and the actual amounts will be made.

(zzzz)                    “Title and Operating Documents” means:

(i)                                     petroleum and/or natural gas leases, permits and licenses (whether freehold or Crown) and similar instruments pertaining to the ownership, operation or development of the Oil and Gas Assets; and

(ii)                                  agreements relating to the ownership, operation or development of the Oil and Gas Assets entered into in the normal course of the oil and gas business, including:  operating procedures; unit agreements; unit operating agreements; agreements for the construction, ownership and operation of gas plants, pipelines, gas gathering systems and similar facilities; pooling agreements; royalty agreements; farmin and farmout agreements; participation and subparticipation agreements; trust declarations and agreements; purchase and sale agreements, asset exchange agreements, conveyance and transfer agreements and any other agreements relating to the ownership of the Oil and Gas Assets or the recognition of the Partnership’s interest therein; agreements providing for the gathering, measurement, processing, compression or transportation of Petroleum Substances; common steam agreements; well operating contracts and surface leases, pipeline easements, road use agreements and other contracts granting surface interests.

(aaaaa)          “Title Defect” means:

(i)                                     either:

(A)                              a defect or deficiency (other than a Permitted Encumbrance) in or affecting, or the absence of satisfactory evidence as to, the chain of title of a Purchased Entity to any particular property; or

(B)                                the existence of any encumbrance that is not a Permitted Encumbrance or any Permitted Encumbrance that exceeds in magnitude the description of that particular Permitted Encumbrance set forth in the Property Schedule;

which is sufficiently material and adverse that it would not be acceptable to a knowledgeable and prudent purchaser of the property affected thereby but only where the reasonably anticipated negative impact to the value of such property to such Purchased Entity to account for such defect would exceed $75,000; or

(ii)                                  a discrepancy between the Engineering Report and the Property Schedule which consists of:

(A)                              an interest evaluated in the Engineering Report not being listed in the Property Schedule or being larger than the interest listed in the Property Schedule; or

(B)                                an interest evaluated in the Engineering Report being shown in the Engineering Report as not being subject to a royalty listed in the Property Schedule or being shown in the Engineering Report as being subject to a royalty which is stated in the Property Schedule to be greater than as shown in the Engineering Report;

but only where the reasonably anticipated negative impact of such discrepancy on the value of the property affected thereby would exceed $75,000.

(bbbbb)     “Title Evaluator” means an independent senior oil and gas solicitor as may be agreed to by the Parties.

(ccccc)          “Unaudited Financial Statements” means, collectively:

(i)                                     the unaudited consolidated financial statements (including the statement of operations, balance sheet and cash flow statement) of the Company as of December 31, 2002 (and for the year then ended) and as of December 31, 2003 (and for the 209 day period from January 1, 2003 to July 28, 2003 and the 156 day period from July 29, 2003 to December 31, 2003); and

(ii)                                  the unaudited financial statements (including the statement of operations, balance sheet and cash flow statement) of the Company as of September 30, 2004 (and for the 9 months then ended);

as set forth in Schedule 1.1(ccccc).

(ddddd)     “Uncured Title Defects” has the meaning set forth in Section 6.2(a).

(eeeee)          “U.S. Credit Agreement” means the Third Amended and Restated Credit Agreement, as amended, between EXCO and Bank One, NA, as administrative agent for itself and the lenders named therein, dated the 27th day of January, 2004.

(fffff)                    “Valuation Date” means February 1, 2005 unless Closing occurs in a calendar month other than February, 2005 (but no later than May 15, 2005) in which event the Valuation Date shall be the 1st day of such calendar month; provided that if Seller does not deliver (in accordance with the provisions of Section 11.4) the Audited Historical Statements to Purchaser on or prior to January 28, 2005, the Valuation Date shall remain February 1, 2005 regardless of when Closing occurs.

(ggggg)     “Wells” means all wells, including producing, shut-in, suspended, abandoned, injection and disposal wells, located on the Lands or any lands with which the Lands have been pooled or unitized.

(hhhhh)     “Working Capital Balance” has the meaning set forth in Section 6.3(b).

1.2                               References and Titles

All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

1.3                               Interpretation

(a)                                  The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(b)                                 If there is any conflict or inconsistency between the provisions of the body of this Agreement and those of a Schedule, the provisions of the body of this Agreement shall prevail.

(c)                                  All documents executed and delivered pursuant to the provisions of this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

(d)                                 Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force at the date hereof.

(e)                                  Where in this Agreement or any document delivered pursuant hereto, any statement or representation or warranty is made on the basis of knowledge or awareness of Seller, such knowledge or awareness consists only of the actual knowledge of the current officers of Seller and the directors and officers of the Company designated in Schedule 2.9(a)(viii) after reasonable inquiry by such individuals.  For those purposes, knowledge does not include knowledge of any other Person or constructive knowledge.  Neither Seller, nor any of such officers or directors has any obligation to make inquiry of any field personnel (other than Del Denison and Wes Roberts) or any other employee of Seller or the Company (as the case may be) who is not primarily responsible for the matter in question in the course of their normal duties, nor any files and any records of any Governmental Authority in connection with any statement, representation or warranty that is made on the basis of knowledge or awareness of Seller.

(f)                                    All references to time shall mean Mountain Standard Time or Mountain Daylight Time, as applicable.

(g)                                 Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

(h)                                 The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

(i)                                     Unless otherwise specifically indicated herein, all dollar and monetary amounts shall in be in Canadian dollars.

1.4                               Schedules

The following schedules are attached to, form part of and are incorporated in the Agreement:

Schedule A - Disclosure Schedule

Schedule 1.1(kkk)(ix) - Liens, Burdens or Defects to Title

Schedule 1.1(aaa) and 3.2(o) - Material Agreements

Schedule 1.1(ccccc) – Unaudited Financial Statements

Schedule 2.9(a)(viii) - Directors and Officers of Company and Subco

Schedule 2.9(a)(ix) - Releases

Schedule 3.2(e) - Right of Termination / Loss of Benefit

Schedule 3.2(p) - Purchased Entity Debt

Schedule 3.2(q) – Purchased Entity/Affiliate Contracts

Schedule 3.2(r) - Employment Matters

Schedule 3.2(s) - Litigation, Arbitrations, Investigations or Other Proceedings

Schedule 3.2(u) - Tax Matters

Schedule 3.2(y) - Environmental Matters

Schedule 3.2(bb)(iii) - Claims Adverse in Interest

Schedule 3.2(bb)(iv) - Authorities for Expenditure

Schedule 3.2(bb)(v) - Leased Tangibles

Schedule 3.2(bb)(vii) – Production Penalties

Schedule 3.2(bb)(ix) – AMI’s and Areas of Exclusion

Schedule 3.2(bb)(x) – Rights of First Refusal

Schedule 3.2(bb)(xi) - Offset Obligations

Schedule 3.2(dd) - Dividends and Distributions

Schedule 3.2(gg) – Change of Control

Schedule 3.2(hh) – Bank Accounts

Schedule 5.1 - Conduct of Business

Schedule 5.10 - Insurance

Schedule B - Property Schedule

Schedule 1.1(mm) - Facilities

Schedule 1.1(tt) - Lands

Schedule C

Part I - Escrow Agreement (Deposit)

Part II - Escrow Agreement (Withholding)

Schedule D - Privacy Legislation

ARTICLE 2

PURCHASE AND SALE

2.1                               Agreement to Purchase and Sell

At the Closing:

(a)                                  EXCO shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from EXCO, the Company Stock; and

(b)                                 Taurus shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Taurus, the Taurus Notes;

all upon the terms and subject to the conditions set forth in this Agreement.  At Closing, Seller shall deliver to Purchaser the Company Certificate, free and clear of all Liens, which certificate shall be duly endorsed to Purchaser or accompanied by duly executed stock powers in form satisfactory to Purchaser.

2.2                               Purchase Price and Manner of Payment

(a)                                  Base Purchase Price.  The purchase price for the Company Stock and the Taurus Notes shall be $550,000,000 (collectively, the “Base Purchase Price”) minus the payment in respect of the Credit Facility payable pursuant to Section 2.4 and plus or minus the adjustments determined pursuant to Article 6 (the Base Purchase Price as so adjusted is the “Purchase Price”).

(b)                                 Deposit.  Contemporaneous with the execution and delivery of this Agreement:

(i)                                     Purchaser shall pay the amount of $50,000,000 (the “Deposit”) to Seller’s Solicitors; and

(ii)                                  Purchaser, Seller and Seller’s Solicitors shall enter into the Escrow Agreement (Deposit) whereupon Seller’s Solicitors shall receive and hold the Deposit pursuant to the terms of the Escrow Agreement (Deposit) in an interest-bearing solicitor’s trust account.

The Deposit and interest earned thereon shall be applied in accordance with the following terms:

(iii)                               if Closing occurs, the Deposit together with the interest actually earned thereon while held by Seller’s Solicitors (the “Deposit Interest”) shall be paid by Seller’s Solicitors to Seller at the Closing in partial satisfaction of Purchaser’s obligation to pay the Purchase Price;

(iv)                              if Closing does not occur due to the exercise by Seller of a right to terminate this Agreement specified in Section 8.1(b) or 8.1(d)(i) where such right arises due to a breach of any representation or warranty or failure to perform any covenant or obligation under this Agreement by Purchaser, Seller shall be entitled to the Deposit and the Deposit Interest which Seller’s Solicitors shall pay to EXCO, on its behalf and on behalf of Taurus, not later than the second Business Day after this Agreement terminates.  The Deposit and the Deposit Interest shall thereupon be forfeited by Purchaser to EXCO, on its behalf and on behalf of Taurus, on account of the damages suffered by Seller as a consequence of such breach.  The Parties agree that such amount constitutes their genuine pre-estimate of the damages suffered by Seller by virtue of such breach.  Seller agrees that forfeiture of the Deposit and the Deposit Interest will be its sole remedy as a result of Closing not occurring due to a breach of this Agreement by Purchaser; and

(v)                                 if Closing does not occur for any reason or circumstance other than that described in Section 2.2(b)(iv), Purchaser shall be entitled to the Deposit and Deposit Interest which Seller’s Solicitors shall pay to Purchaser not later than the second Business Day after this Agreement terminates.

(c)                                  Payment at Closing.  At the Closing, subject to Section 2.10, Purchaser shall pay to EXCO, on its behalf and on behalf of Taurus, an amount equal to the Purchase Price minus the Deposit and the Deposit Interest by wire transfer of immediately available funds to the account set forth in Section 2.9(b)(i) or as otherwise instructed by Seller.

2.3                               Allocation of Purchase Price

The Purchase Price shall be allocated, for all purposes, as follows:

(a)                                  to Taurus for the Taurus Notes, as follows:

(i)                                     as to principal, the sum of:

(A)                              $97,874,177.10; and

(B)                                that amount of Canadian dollars that would be required to purchase U.S. $98,800,167.66 using the Exchange Rate on the 5th Business Day immediately preceding the Closing Date; and

(ii)                                  as to interest, the amount of Canadian dollars that would be required to purchase the sum of:

(A)                              U.S. $5,710,512.47; and

(B)                                the product of U.S. $19,897.26 and that number of days falling between (and including) February 1, 2005 and (but excluding) the Closing Date;

using the Exchange Rate on the 5th Business Day immediately preceding the Closing Date (the “Interest Amount”); and

(b)                                 to EXCO for the Company Stock, the balance of the Purchase Price (the “Share Purchase Price”).

If the Receiver General (Canada) asserts at any time that the amount of the Purchase Price allocated to the Taurus Notes is other than the amount specified in Section 2.3(a), Seller shall reimburse Purchaser for any additional amounts that the Receiver General (Canada) claims is due from Purchaser, and Purchaser shall remit to Seller any amounts the Receiver General (Canada) refunds to Purchaser or that Purchaser is not otherwise required to remit.

2.4                               Payment of Credit Facility

(a)                                  Concurrent with Closing, Purchaser shall loan to the Company a principal amount equal to the amount set forth in the Payout Statement by advancing such amount to JPMorgan Chase Bank, NA, Canada Branch (by wire transfer to the following account) to retire the Credit Facility:

Royal Bank of Canada (swift ROYCCAT2)

Account No.:                        071721000405

For account:                             JPMorgan Chase Bank, Canada Branch (swift CHASCATT)

Reference:                                        Addison Energy Inc.

Attention:                                         Loans Department

(b)                                 Upon JPMorgan Chase Bank’s receipt of the amount referred to in Section 2.4(a), Seller shall cause the Company to issue the Purchaser Note to Purchaser.

2.5                               Joint and Several Liability

EXCO and Taurus shall be jointly and severally liable for all of their liabilities and obligations under this Agreement.

2.6                               Parental Guarantee

Seller acknowledges receipt of a guarantee by NAL dated the date hereof, of the obligations of Purchaser pursuant to this Agreement and all other documents executed and delivered pursuant to this Agreement.

2.7                               Closing

The Closing shall take place on the Closing Date at the Place of Closing.

2.8                               Taking of Necessary Action; Further Action

Seller and Purchaser shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Closing as promptly as commercially practicable.  If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, both Parties shall use all reasonable efforts to take all such lawful and necessary action.

2.9                               Deliveries at Closing

(a)                                  Deliveries of Seller at Closing.  At Closing, Seller shall deliver or cause to be delivered to and in favour of Purchaser, against those deliveries required to be made by Purchaser, the following:

(i)                                     the Company Certificate issued in the name of EXCO, duly endorsed for transfer or accompanied by a written instrument of transfer;

(ii)                                  the Taurus Notes, accompanied by an assignment thereof, in form and substance satisfactory to Purchaser, acting reasonably, duly executed by Taurus;

(iii)                               a release, signed by Taurus, of all liability of the Company under the Taurus Notes (including in respect of the payment of the principal amount thereof and interest accrued thereon) and of all Liens on the assets of the Company arising pursuant to the Taurus Notes, all satisfactory to Purchaser, acting reasonably.

(iv)                              the original minute books and corporate seals of the Company and Subco;

(v)                                 the original minute book and all records of the Partnership;

(vi)                              certificates of status from appropriate authorities, dated as of or about the Closing Date, as to the legal existence of EXCO, Taurus, the Company and Subco and qualification of the Company and Subco to do business in the jurisdictions in which they operate;

(vii)                           evidence, dated as of or about the Closing Date, as to the legal existence of the Partnership, and its qualification to do business in the jurisdictions in which the Oil and Gas Assets are located;

(viii)                        resignations of those representatives of the Company and Subco listed in Schedule 2.9(a)(viii), unless otherwise agreed to by Purchaser in writing;

(ix)                                a release and discharge, executed by each of the representatives listed in Schedule 2.9(a)(viii), of the Company and Subco, and a release and discharge, executed by EXCO on its own behalf, and on behalf of its Affiliates, of the Company, in each case, in the appropriate form set forth in Parts I and II of Schedule 2.9(a)(ix), respectively;

(x)                                   a certified copy of a resolution of the board of directors of EXCO authorizing the execution and delivery of this Agreement and the completion of the sale of the Company Stock and all other transactions related thereto herein;

(xi)                                a certified copy of a resolution of the board of directors of Taurus authorizing the execution and delivery of this Agreement and the completion of the sale of the Taurus Notes and all other transactions related thereto herein;

(xii)                             a certified copy of a resolution of the EXCO as the sole shareholder of the Company authorizing the contribution of all of the Oil and Gas Assets to the Partnership in exchange for a partnership interest in the Partnership pursuant to the Company Contribution Agreement;

(xiii)                          original executed copies of the Services Agreement, the Company Contribution Agreement and Subco Subscription Agreement;

(xiv)                         signed copies of all agreements and resolutions entered into by the Company or its directors in connection with the declaration of dividends payable in cash, as disclosed in the Disclosure Schedule;

(xv)                            a release and acknowledgement, signed by JPMorgan Chase Bank, NA, confirming repayment of all indebtedness of the Company under the Credit Facility and releasing all Liens granted in respect of a Purchased Entity pursuant to or in respect of the Credit Facility, and JPMorgan Chase Bank’s undertaking to discharge all such Liens, all satisfactory to Purchaser, acting reasonably;

(xvi)                         a release, signed by JPMorgan Chase Bank, NA, releasing all Liens granted by EXCO in respect of the Company Stock pursuant to or in respect of the U.S. Credit Agreement, and JPMorgan Chase Bank’s undertaking to discharge all such Liens, all satisfactory to Purchaser, acting reasonably;

(xvii)                      a release, signed by Wilmington Trust Company, of all Liens granted by EXCO in respect of the Company Stock, and Wilmington Trust Company’s undertaking to discharge all such Liens, satisfactory to Purchaser, acting reasonably;

(xviii)                   an officer’s certificate of Seller confirming the matters referred to in Article 3;

(xix)                           an assignment by EXCO and, if applicable, its Affiliates of all confidentiality and/or exclusion agreements entered into in contemplation of the sale of the Company or the Oil and Gas Assets;

(xx)                              a certified copy of a resolution of the board of directors of the Company authorizing the transfer of the Company Stock from EXCO to Purchaser as contemplated by this Agreement;

(xxi)                           a copy of any 116 Certificate obtained by Seller prior to Closing;

(xxii)                        the Escrow Agreement (Withholding) executed by Seller and Seller’s Solicitors, if required pursuant to Section 2.10;

(xxiii)                     an irrevocable direction to Seller’s Solicitors to release the Deposit and the Deposit Interest to EXCO, on its behalf and on behalf of Taurus, or as Seller otherwise directs as partial payment of the Purchase Price payable pursuant to Section 2.2, except to the extent otherwise required pursuant to Section 2.10;

(xxiv)                    an agreement between each individual member of the Management Team and Purchaser, in form and substance satisfactory to the Parties, acting reasonably, executed by such member of the Management Team and Purchaser pursuant to which, for a period of 6 months following the Closing Date, each such member of the Management Team agrees to not make any employment offer or contract offer to any employee of Purchaser, any Affiliate of Purchaser or any manager of Purchaser who was an employee of any Purchased Entity on the date hereof, without prior written consent of Purchaser, unless such Person ceased to be an employee of Purchaser or any Affiliate of Purchaser or any manager of Purchaser after the Closing Date;

(xxv)                       the Purchaser Note, signed by the Company;

(xxvi)                    a termination agreement in respect of the Inter-Company Agreement, in form and substance satisfactory to the Parties, acting reasonably, executed by EXCO and the Company;

(xxvii)      evidence reasonably satisfactory to Purchaser that each Product and Other Hedging Contract has either been terminated prior to Closing or assumed by EXCO on a basis whereby the Purchased Entities have no liabilities thereunder after Closing; and

(xxviii)     any and all other documents which are required to be delivered by Seller to Purchaser pursuant to this Agreement.

(b)           Deliveries of Purchaser at Closing.  At Closing, Purchaser shall deliver or cause to be delivered to and in favour of Seller, against those deliveries required to be made by Seller, the following:

(i)            payment of the Purchase Price less the Deposit and the Deposit Interest, each as set forth in the Closing Statement, and, if applicable, less any amounts required to be withheld pursuant to Section 2.10, payable in immediately available funds to EXCO, on its behalf and on behalf of Taurus, by wire transfer in Canadian dollars to the following account of EXCO in accordance with Seller’s instructions at Closing, together with such bank’s confirmations of receipt and deposit of such payments:

Royal Bank of Canada, Toronto (swift ROYCCAT2)

Local Routing:      09591

Account Name:    JPMorgan Chase Bank, Houston Branch

Account No.:        095912461713

FFC:                        EXCO Resources, Inc.

Account No.:        1586272658

or such other account as EXCO may direct no later than 5 Business Days prior to Closing;

(ii)           payment of amounts required to be withheld pursuant to Section 2.10 to Seller’s Solicitors in accordance with the Escrow Agreement (Withholding);

(iii)          payment of the Credit Facility, as set forth in the Payout Statement, payable in immediately available funds to JPMorgan Chase Bank, National Association, Canada Branch, by wire transfer in Canadian dollars to the account of JPMorgan Chase Bank set forth in Section 2.4, together with such bank’s confirmation of receipt and deposit of such payment;

(iv)          certificates of status from appropriate authorities, dated as of the date of the Closing Date, as to the legal existence of Purchaser;

(v)           releases and discharges, executed by the Company and Subco and approved by Purchaser, of each of the representatives of the Company and Subco listed in Schedule 2.9(a)(viii), in the appropriate form set forth in Part III of Schedule 2.9(a)(ix);

(vi)          an officer’s certificate of Purchaser confirming the matters referred to in Article 4;

(vii)         the Escrow Agreement (Withholding), executed by Purchaser, if required pursuant to Section 2.10;

(viii)        an irrevocable direction to Seller’s Solicitors to release the Deposit and the Deposit Interest to EXCO, on its behalf and on behalf of Taurus, or as Seller otherwise directs as partial payment of the Purchase Price payable pursuant to Section 2.2; and

(ix)           any and all other documents which are required to be delivered by Purchaser to Seller pursuant hereto.

2.10        Withholding Tax

(a)           Seller and Purchaser acknowledge that pursuant to section 116 of the Tax Act:

(i)            Purchaser must withhold one quarter of the amount, if any, by which the Share Purchase Price exceeds the certificate limit on the certificate (the “116 Certificate”) obtained for the purposes of section 116 of the Tax Act by Seller; and

(ii)           Purchaser must remit amounts, as determined pursuant to Section 2.10(b) to the Receiver General (Canada) on the date determined pursuant to Section 2.10(b).

(b)           Purchaser shall, unless a 116 Certificate with a certificate limit of not less than the Share Purchase Price has been provided to Purchaser on or prior to Closing, withhold one quarter of the amount by which the Share Purchase Price exceeds the certificate limit of any 116 Certificate provided by Seller and shall deposit such amount in trust with Seller’s Solicitors pursuant to the Escrow Agreement (Withholding), who shall remit:

(i)            to the Receiver General (Canada) on the third last Business Day of the month following the month in which Closing occurs (or on such later date as the Canada Revenue Agency shall confirm is acceptable, in a manner satisfactory to Purchaser, acting reasonably), the amount withheld, unless a 116 Certificate has been provided by Seller and delivered to Seller’s Solicitors and Purchaser after Closing and prior to that date;

(ii)           to EXCO forthwith, upon delivery of a 116 Certificate having a certificate limit not less than the Share Purchase Price, the amount withheld; or

(iii)          upon delivery of a 116 Certificate having a certificate limit less than the Share Purchase Price:

(A)          to the Receiver General (Canada), on a timely basis, such amount as will satisfy Purchaser’s obligation under subsection 116(5) of the Tax Act); and

(B)           to EXCO, the balance.

When the matters contemplated in this Section 2.10(b) are completed, Seller shall cause Seller’s Solicitors to provide Seller and Purchaser with proof that all amounts required to be remitted to the Receiver General (Canada) have been timely remitted and to account to Seller and Purchaser in respect of such matters.

(c)           Interest earned on any amount withheld by Purchaser and deposited in trust with Seller’s Solicitors pursuant to Section 2.10(b) will be paid by Seller’s Solicitors as follows:

(i)            as to 10% (or any greater or lesser percentage that may be required at the applicable time pursuant to the Tax Act or a tax treaty) of the interest, to the Receiver General (Canada); and

(ii)           as to the balance remaining thereafter, to EXCO.

Seller will, by the end of the month following the month in which payment of interest to EXCO occurs, cause Seller’s Solicitors to provide Seller and Purchaser with proof that the amount in Section 2.10(c)(i) has been timely remitted.

(d)           If, at any time prior to the date stipulated in Section 2.10(b)(i), EXCO is required to make a payment on account for Canadian income tax pursuant to Section 116 of the Tax Act in order to obtain a 116 Certificate then, if requested to do so by EXCO, and only in accordance with any written direction received therefrom and provided Seller’s Solicitors have given Purchaser at least two Business Days’ notice of its intention to do so, Seller’s Solicitors shall promptly release and forward to the Receiver General (Canada), such portion of amounts withheld pursuant to Section 2.10(b) on the condition that such funds be used for the sole purpose of making the aforementioned payment on account of EXCO’s Canadian income tax liability.

(e)           If, pursuant to Section 6.3(d), Purchaser makes a further payment on account of the Share Purchase Price, the Parties hereby agree to adhere to the procedure set out in this Section 2.10 in respect of the withholding Tax thereon, all as more specifically provided in the Escrow Agreement (Withholding).

(f)            Seller hereby covenants that it will provide Seller’s Solicitors with such funds as are required to permit Seller’s Solicitors to comply with its obligations as described under Section 2.10(b) and 2.10(c) hereof, the Escrow Agreement (Withholding) and Purchaser’s obligations under subsection 116(5) of the Tax Act within the time stipulated therein.

(g)           Seller and Purchaser acknowledge that pursuant to Part XIII of the Tax Act, Purchaser must withhold 10% of the Interest Amount and remit same forthwith after Closing to the Receiver General (Canada).

(h)           If the amount required by any Tax authority to be withheld by Purchaser in respect of the transactions contemplated by this Agreement exceeds the amounts withheld pursuant to the foregoing provisions of this Section 2.10, Seller shall indemnify, defend and save harmless Purchaser’s Group from and against any and all loss, liability, damage, cost or expense suffered or incurred by any of them, as a direct or indirect result thereof.  The provisions of Section 9.5 shall be applicable with respect to any claim made by any Tax authority which may reasonably be expected to give rise to a claim for indemnification of Purchaser’s Group under this Section 2.10(h).  Notwithstanding the provisions of Section 9.4, Purchaser’s Group shall be entitled to make a claim under this Section 2.10(h) until 90 days after the expiry of the period within which a Tax authority is entitled to make a claim against Purchaser’s Group which gives rise to a claim for indemnification under this Section.  None of the provisions of Section 9.4 shall be applicable to a claim by Purchaser’s Group under this Section 2.10(h).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1          Seller’s Representations Regarding Seller

Seller hereby represents and warrants to Purchaser as follows:

(a)           Authority and Enforceability.  Seller has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, if applicable, and no other corporate proceedings on the part of Seller are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and all other documents executed and delivered pursuant hereto will, when executed and delivered, be duly authorized, executed and delivered by Seller and this Agreement does, and such documents will when executed and delivered and (assuming that this Agreement constitute a valid and binding obligation of Purchaser) constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(b)           No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under or result in the creation of any Lien on any of the properties or the assets of Seller under, any provision of:

(i)            its articles of incorporation or bylaws;

(ii)           upon receipt of the consent referred to in Sections 7.2(f) and 7.3(f), any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession or franchise, licence or other agreement or instrument applicable to Seller; or

(iii)          assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.1(c) are duly and timely obtained or made, any Applicable Law applicable to Seller or its respective properties or assets.

(c)           Consents and Approvals.  No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Seller or a Purchased Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the following:  (i) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the Competition Act Approval, and (iii) the filing of a Current Report on Form 8-K as required to be made by EXCO with the United States Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934.

(d)           Title to Shares.  EXCO owns the Company Stock and will continue to own the Company Stock until the time of Closing.  EXCO is (and at the Closing will be) the sole record and beneficial owner of the Company Stock, free and clear of all Liens, other than:  (i) Liens for which the release and undertakings identified at Sections 2.9(a)(xv), 2.9(a)(xvi) and 2.9(a)(xviii) or an Encumbrance Discharge will be delivered at Closing, or (ii) those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates or by virtue of the by-laws and articles of the Company.  Upon Closing, Purchaser will acquire good and marketable title to the Company Stock free and clear of all Liens, other than:  (iii) those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates or by virtue of the by-laws and articles of the Company.

(e)           No Intention to Acquire.  Seller does not own any of the following and does not have nor will it have at the Closing Date any intention or plan to acquire any of the following:  (i) units of NAL; (ii) debt issued by NAL, Manulife Financial Corporation or any Principal Manulife and NAL Subsidiary; (iii) shares of Manulife Financial Corporation or any Principal Manulife and NAL Subsidiary; or (iv) property that may reasonably be expected to become Prohibited Property.

(f)            Carrying on Business in Canada.  Seller has never carried on business in Canada.

3.2          Seller’s Representations Regarding the Purchased Entities

Seller hereby represents and warrants to Purchaser as follows:

(a)           Organization - Company.  The Company:

(i)            is a corporation duly organized, validly existing and in good standing under the laws of Alberta;

(ii)           has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted;

(iii)          is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary; and

(iv)          has no Subsidiaries, other than Subco and the Partnership.

(b)           Organization – Subco.  Subco:

(i)            is a corporation duly organized, validly existing and in good standing under the laws of Alberta;

(ii)           has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted;

(iii)          is duly qualified to do business and is in good standing in the Province of Alberta and will, as of the Closing Date, be qualified to do business and be in good standing in all other jurisdictions where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary; and

(iv)          has no Subsidiaries.

(c)           Organization - Partnership.  The Partnership:

(i)            is a limited partnership duly organized, validly existing and in good standing under the laws of Alberta;

(ii)           has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and

(iii)          is duly qualified to do business and is in good standing in the Province of Alberta and will as of the Closing Date, be qualified to do business and be in good standing in all other jurisdictions where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary; and

(iv)          has no Subsidiaries.

(d)           Authority and Enforceability.  The execution and delivery of those agreements and documents required to be delivered by the Purchased Entities hereunder have been duly and validly authorized by all necessary corporate action on the part of the Purchased Entities, and no other corporate proceedings on the part of the Purchased Entities are necessary to authorize the execution or delivery of such agreements and documents.

(e)           No Violations.  Except as set forth in Schedule 3.2(e), the execution and delivery of this Agreement do not conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of a Purchased Entity under, any provision of:

(i)            its constating documents;

(ii)           the Credit Agreement or other loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, licence or other agreement or instrument applicable to the Purchased Entity; or

(iii)          assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.1(c) are duly and timely obtained or made, any Applicable Law applicable to the Purchased Entity or its properties or assets.

(f)            Unaudited Financial Statements.  The Unaudited Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except they are not accompanied by notes or other textual disclosure required by U.S. GAAP) and fairly present, in accordance with applicable requirements of U.S. GAAP (subject to normal, recurring adjustments), the financial position of the Company as of their respective dates and the results of operations and the cash flows of the Company for the periods presented therein.  The Unaudited Financial Statements are consistent with the books and records of the Company.  The Audited Historical Statements will be prepared in accordance with GAAP applied on a consistent basis during the periods involved and will fairly present the financial position of the Company as of their respective dates and the results of operations and the cash flows of the Company for the periods presented therein.  Since September 30, 2004, except (i) as disclosed in the Unaudited Financial Statements or in any production information in respect of the Company provided to Purchaser or its Affiliates prior to the date hereof, (ii) as contemplated in this Agreement, the Company Contribution Agreement, the Partnership Agreement or the Services Agreement, or (iii) in respect of normal production declines, there have been no material adverse changes in the business, assets, operations or financial condition of the Company, taken as a whole, excluding, however, changes resulting from commodity price movements, Product and Other Hedging Contracts disclosed in the Disclosure Schedule, or resulting from legislation, regulatory action or general economic conditions that may impact the energy industry.

(g)           Capital Structure of Company and Subco.

(i)            The authorized capital stock of the Company consists of an unlimited number of shares of the Company Stock.  The authorized capital stock of Subco consists of an unlimited number of shares of the Subco Stock.

(ii)           There are, as of the execution date of this Agreement, issued and outstanding (A) 9,000 common shares of Company Stock, and (B) 10,000 common shares of Subco Stock.

(iii)          Except as set forth in Section 3.2(g)(ii), there are issued and outstanding:  (A) no shares of capital stock or other voting securities of the Company or Subco; (B) no securities of the Company, Subco or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company or Subco; and (C) no subscriptions, options, warrants, calls, rights (including pre-emptive rights), commitments, understandings or agreements to which the Company or Subco is a party or by which it is bound obligating the Company or Subco to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company or Subco (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company or Subco) or obligating the Company or Subco to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(iv)          All outstanding shares of Company Stock and Subco Stock are validly issued, fully paid and non-assessable and not subject to any pre-emptive right.

(v)           There is not and there will not be at the time of Closing any stockholder agreement, voting trust or other agreement or understanding to which the Company or Subco is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company or Subco.

(h)           Title to Subco Shares.  The Company is the registered and beneficial owner of the Subco Stock and will continue to own the Subco Stock until the time of Closing.  The Subco Stock is owned by the Company, free and clear of all Liens, other than:  (i) Liens for which the release and undertaking identified at Section 2.9(a)(xv) or an Encumbrance

Discharge will be delivered at Closing, (ii) those that may arise by virtue of the by-laws and articles of Subco.

(i)            Title to Partnership Interests.

(i)            The Company is the registered and beneficial owner of 99.8% of the limited partnership interests in the Partnership, free and clear of all Liens, other than:  (A) Liens for which the release and undertaking identified at Section 2.9(a)(xv) or an Encumbrance Discharge will be delivered at Closing, and (B) those that may arise by virtue of the Partnership Agreement.

(ii)           Subco is the registered and beneficial owner of 0.2% of the limited partnership interests in the Partnership and is the general partner of the Partnership, free and clear of all Liens, other than: (A) Liens for which the release and undertaking identified at Section 2.9(a)(xv) or an Encumbrance Discharge will be delivered at Closing, and (B) those that may arise by virtue of the Partnership Agreement.

(j)            Partnership Interests.  Except as set forth in Section 3.2(i)(i) and (ii), there are issued and outstanding (i) no partnership interests of the Partnership; (ii) no securities of the Partnership or any other Person convertible into or exchangeable or exercisable for partnership interests of the Partnership; and (iii) no subscriptions, options, warrants, calls, rights (including pre-emptive rights), commitments, understandings or agreements to which the Partnership is a party or by which it is bound obligating the Partnership to issue, deliver, sell, purchase, assign, pledge, mortgage, charge, redeem or acquire partnership interests of the Partnership (or securities convertible or exchangeable or exercisable for partnership interests of the Partnership) or all or any portion of the Oil and Gas Assets or obligating the Partnership to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(k)           Partners of the Partnership.  At all times since the formation of the Partnership, the only partners (limited or general) of the Partnership have been the Company and Subco.

(l)            No Undisclosed Liabilities.  To the knowledge of Seller, except for:  (i) liabilities assumed by the Partnership or Subco pursuant to the Inter-Company Agreement, security granted in respect of the Credit Agreement and Credit Facility, the Indemnity Agreement, the Services Agreement, the Company Contribution Agreement, the Subco Subscription Agreement or the Partnership Agreement; (ii) liabilities arising in the ordinary course of the Partnership or Subco; or (iii) liabilities which are provided for in the Unaudited Financial Statements or the Audited Historical Statements (to the extent assumed by the Partnership or Subco), the Partnership and Subco shall have no liabilities which would be required by GAAP to be disclosed in a balance sheet of Subco or the Partnership.

(m)          Taurus Notes.  The Taurus Notes are owned by Taurus free and clear of all Liens.

(n)           GST Registrant.  Each of the Company, Subco and the Partnership are registrants for the purposes of the Excise Tax Act (Canada).  The goods and services tax registration number of the Company, Subco and the Partnership are 885151597RT0001, 858099575RT0001 and 858050776RT0001, respectively.

(o)           Material Agreements.  The Disclosure Schedule contains a complete list of the Material Agreements and except as contemplated in the Disclosure Schedule:

(i)            none of the interests of the Purchased Entities in or arising under such Material Agreements has been assigned (other than from the Company to the Partnership pursuant to the Company Contribution Agreement) or at the time of Closing will be subject to any Lien, other than Liens for which the release and undertaking identified at Section 2.9(a)(xv) or an Encumbrance Discharge will be delivered at Closing;

(ii)           the Purchased Entities have not terminated or cancelled any term or condition of any such Material Agreement;

(iii)          each Material Agreement listed in the Disclosure Schedule (assuming that such Material Agreements constitute a valid and binding obligation of the counterparty thereto) constitutes a valid and binding obligation of the applicable Purchased Entity and, to the knowledge of Seller, the counterparties thereto, enforceable in accordance with its terms, subject to limitations with respect to enforcement imposed by Applicable Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought;

(iv)          no term or condition of any such Material Agreement has been modified, amended or waived where the effect of such modification, amendment or waiver extends beyond the Valuation Date; and

(v)           other than the termination of the Inter-Company Agreement and termination of Product and Other Hedging Contracts in accordance with Section 5.13, no proposal or discussion with third parties for any such termination, modification, amendment or waiver of a Material Agreement is ongoing.

Other than the Product and Other Hedging Contracts set out in the Disclosure Schedule, there will be no Product and Other Hedging Contracts in effect from and after the Valuation Date.

(p)           Outstanding Debt.  The Disclosure Schedule provides a complete and accurate description of all Debt of the Purchased Entities outstanding as of the date hereof.  At Closing, other than the Taurus Notes, there will be no Debt between the Purchased Entities and Seller (and its Affiliates, excluding the Purchased Entities).  The Purchased Entities are not in default in payment of any Debt with respect to which it is an obligor, or to Seller’s knowledge, in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.

(q)           Affiliate Transactions.  The Disclosure Schedule contains a complete and accurate description of all current contracts, agreements and other arrangements (whether written, oral, express or implied) between the Purchased Entities and any Affiliate of the Purchased Entities.

(r)            Employment Matters.

(i)            Employees List.  The list of employees set out under the heading “Employees” in the letter dated and provided by Seller to Purchaser as of the date hereof (the

“Employee Disclosure Letter”) is a complete and accurate list of all employees of the Company (the “Employees”) as of the date hereof and includes the job title or office and date of hire of each such Employee.

(ii)           Consultants.  The list of consultants set out under the heading “Consultants” in the Employee Disclosure Letter is a complete and accurate list of all consultants who provide consulting services to the Purchased Entities (the “Consultants”) as of the date hereof.

(iii)          Employment Contracts.  No Employee has any written employment agreement or any agreement with the Purchased Entities for any purpose, including as to length of notice or severance payment required to terminate his or her employment or retention bonus arrangement, other than as disclosed in Schedule 3.2(r)(iii).

(iv)          Compliance.  To Seller’s knowledge, the Purchased Entities are in compliance with all terms and conditions of employment and all Applicable Laws respecting employment, including pay equity, employment equity, wages, overtime, vacation and hours of work, and as of the date hereof, there are no claims, complaints, investigations or orders ongoing or threatened under Applicable Law regarding employment, including any claims for wrongful dismissal or breach of human rights.  To Seller’s knowledge, all accruals for employment related liabilities including, any unpaid vacation pay, premiums for employment insurance, health care premiums, Canada Pension Plan premiums, accrued wages, overtime, salaries, commissions, bonuses and any employment benefits provided by any Purchased Entity to any Employee, are accurately reflected in such Purchased Entity’s books and records.

(v)           OHAS.  Seller has made available to Purchaser all orders and inspection reports under applicable occupational health and safety legislation (“OHAS”) regarding all Employees, together with the minutes of any applicable joint health and safety committee meetings for the past three years.  As of the date hereof, there are no charges pending or threatened under OHAS with respect to any Employee and, to Seller’s knowledge the Purchased Entities have complied in all respects with any orders issued under OHAS.

(vi)          Union Contracts.  There is no collective agreement with any trade union or employee association currently in force with the Purchased Entities (whether or not the expiry date of that collective agreement has passed), the Purchased Entities are not certified by any trade union, the Purchased Entities have not voluntarily recognized any trade union or employee association as representative of all or any employees and, as of the date hereof, there are no pending or anticipated applications for certification of any bargaining unit, notice of which has been served upon the Purchased Entities, or of which Seller has knowledge.

(vii)         Benefit Plans.  The Employee Disclosure Letter sets forth a true and complete list of each written or oral bonus, current or deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, and each other written or oral employee benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Purchased Entities for the benefit of any Employee (collectively, the “Benefit Plans”).  Seller has made available to Purchaser true, correct and complete copies of each of the Benefit Plans.  The Purchased Entities have no formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any Employee, except such modification or amendment as may be required to be made to secure the continued registration of any existing Benefit Plan pursuant to Applicable Law, nor has any intention or commitment to do any of the foregoing been communicated to any Employee.

(viii)        Agreements in Force.  Each of the Partnership Agreement, the Company Contribution Agreement and the Services Agreement are in full force and effect, unamended.

(ix)           No Employees/Subco or Partnership.  Subco and the Partnership have not had and will, as of the Closing Date, not have any employees or consultants.

(s)           Litigation.  Except as set forth in the Disclosure Schedule:  (i) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of Seller, threatened against a Purchased Entity, or any of its assets before any court, arbitrator or Governmental Authority; and (ii) the Purchased Entities are not subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders).  There is no litigation, proceeding or investigation pending or, to Seller’s knowledge, threatened against or affecting a Purchased Entity or Seller that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller or a Purchased Entity in connection with the transactions contemplated hereby.

(t)            Tax Returns.  The Company and Subco have filed all returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) required to be filed by the Company before Closing, or have legally extended such returns.  All Taxes (including instalments) which are due and payable by the Company and Subco on the date hereof have been paid and the Company and Subco have withheld and properly remitted all amounts to be withheld and remitted with respect to the Tax liability of any other Person.  All Tax liabilities of the Company to September 30, 2004 are adequately provided for in the Unaudited Financial Statements and no Tax liability of the Company has been proposed or asserted by any Governmental Authority for Taxes in excess of those already paid or reserved against in the Unaudited Financial Statements.

(u)           Tax Matters.  Except as listed in the Disclosure Schedule:

(i)            neither the Company nor Subco have entered into any agreement, waiver, extension or other arrangement with any taxation authority respecting Taxes payable by it or Tax Returns;

(ii)           neither the Company, Subco nor any other Person acting on its behalf is engaged in any discussions or negotiations with any taxation authorities in respect of Taxes of the Company or Subco, except as listed in Schedule 3.2(u);

(iii)          the taxation year (as defined in the Tax Act) of the Company and Subco ends on December 31;

(iv)          Subco has not determined the fiscal year end of the Partnership pursuant to Section 2.10 of the Partnership Agreement;

(v)           each of the Company and Subco has been, is now and will be at Closing a taxable Canadian corporation within the meaning of the Tax Act;

(vi)          neither the Company nor Subco is the subject of a proposed or actual adverse assessment or reassessment of Taxes and, to Seller’s knowledge, no such adverse assessment or reassessment is anticipated;

(vii)         except as specifically disclosed to Purchaser, the undepreciated capital cost of depreciable property (“UCC”), cumulative Canadian oil and gas property expense (“CCOGPE”), cumulative Canadian development expense (“CCDE”), share issue costs (“SIC”), non-capital losses (“NCL”) and cumulative Canadian exploration expense (“CCEE”) of the Company has not been increased or reduced since January 1, 2004, except by the Company’s operations in the ordinary course of business.  The Company’s UCC, CCOGPE, CCDE, SIC, NCL and CCEE balances, including successor pools, for the period commencing January 1, 2004 were $43,031,169, $82,219,359, $33,807,346, $1,626,047, $0.00 and $0.00 respectively;

(viii)        since December 31, 2003, neither the Company nor Subco has forgiven any debt or otherwise triggered any of the provisions of the Tax Act respecting debt forgiveness; and

(ix)           all Debt represented by the Taurus Notes are represented by one or more promissory notes.

(v)           Title to Oil and Gas Assets.  Except for Permitted Encumbrances:

(i)            to Seller’s knowledge, none of the Purchased Entities have done or failed to do any act or thing (excluding any failure to drill a well which it was not obligated to drill) whereby any of the Oil and Gas Assets may be liable or subject to termination, surrender, forfeiture, cancellation, alienation or reduction; and

(ii)           the Oil and Gas Assets are now and will be at the time of Closing free and clear of any Lien created by, through or under the Purchased Entities.

(w)          Compliance with Laws.  No Purchased Entity is in violation or default in any respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, its constating documents; and to Seller’s knowledge, no Purchased Entity is in violation or default in any respect under:  (i) Applicable Law (including, for clarity, Environmental Law); or (ii) any agreement or Lease in respect of the Oil and Gas Assets.

(x)            Proprietary Rights.  The Purchased Entities have ownership of, or valid licences to use, all trademarks, copyrights, patents and other proprietary rights and intellectual property (including seismic data) used in its business.  To the knowledge of Seller, the operation of the business of the Purchased Entities does not infringe any patent, copyright, trademark or other proprietary rights of others, and, the Purchased Entities have not received any notice from any third party of any such alleged infringement by any of the Purchased Entities.

(y)           Environmental Matters.  Except as set forth in the Disclosure Schedule:

(i)            the Purchased Entities have not received any, and to Seller’s knowledge there are no, orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Oil and Gas Assets, where such orders or directives have not been complied with in all respects; and

(ii)           the Purchased Entities have not received any, and to Seller’s knowledge there are no, demands or notices issued with respect to the breach of any Environmental Law applicable to the Oil and Gas Assets, including with respect to the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date.

(z)            Insurance.   The Company maintains, and through the Closing Date the Company will maintain, the insurance described in the Disclosure Schedule.

(aa)         Brokers.   No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of the Purchased Entities and for which Purchaser or any of the Purchased Entities will have any obligation or liability.

(bb)         Oil and Gas Matters.

(i)            Good Oilfield Practices.  All operations in respect of the Oil and Gas Assets operated by a Purchased Entity have been conducted in accordance with good oilfield practices and all Applicable Laws and, to Seller’s knowledge, all operations in respect of the Oil and Gas Assets not operated by a Purchased Entity have been conducted in accordance with good oilfield practices and all Applicable Laws.

(ii)           Gas Balancing Agreements.  The Purchased Entities have not entered into any, and to the knowledge of Seller, there are no, agreements or arrangements (commonly known as a gas balancing, swap, over-production or underlift overlift agreements or arrangements) which are among two or more Persons owning interests in a portion of the Lands or lands pooled or unitized therewith, nor to the knowledge of Seller, has there been any circumstance or case whereby one of such Persons has taken, or may hereafter take, a share of the production of Petroleum Substances from such lands greater than it would otherwise be entitled to by virtue of its interest in such Lands and which excess taking entitles the other Persons to a credit in respect of subsequent production from such lands by which a Purchased Entity is bound and which pertain to any of the Oil and Gas Assets.

(iii)          Claims Adverse in Interest.  Other than as listed in the Disclosure Schedule, the Purchased Entities have not received notice from any Person claiming an interest in, or that a Purchased Entity is not the beneficial owner of, the interests in the Oil and Gas Assets claimed by a Purchased Entity as set forth in the Property Schedule and, to Seller’s knowledge, no such claim been threatened or is pending.

(iv)          AFEs.  Except as set forth in the Disclosure Schedule there are no authorizations for expenditure, similar approvals or other financial commitments approved by Seller or a Purchased Entity with respect to the Oil and Gas Assets for amounts in which a Purchased Entity’s expenditure is in excess of $100,000 for which such Purchased Entity has not been completely billed and there are no outstanding cash calls with respect to the Oil and Gas Assets for amounts in which a Purchased Entity’s expenditure is in excess of $100,000.

(v)           Leased Tangibles.  Except as listed in Schedule 3.2(bb)(v), none of the Tangibles which are operated by a Purchased Entity will be leased on or after the Valuation Date at a monthly lease rental payment in excess of $25,000.  The aggregate value of all leased Tangibles does not exceed $600,000.

(vi)          Condition of Tangibles.  To the knowledge of Seller, (A) all Tangibles are in the condition that would reasonably be expected if they were installed, constructed, operated and maintained in accordance with good oilfield practices, (B) all Tangibles are in suitable condition for the purpose for which they are currently being used, and (C) any of the Tangibles which, in accordance with good engineering practices or in compliance with Applicable Law, should have been replaced or repaired prior to the date hereof, has been replaced or repaired.

(vii)         Production Penalties.  Except for production limits of general application under Applicable Law, Permitted Encumbrances and as set forth in the Disclosure Schedule (A) none of the Wells is subject to a production penalty arising under a contract as a result of an election by a Purchased Entity or any of the Predecessor Affiliates not to participate in a drilling or other operation and (B) none of the Wells operated by a Purchased Entity and, to Seller’s knowledge, none of the Wells operated by any other Person is subject to a production or other penalty imposed under Applicable Law as a result of overproduction or the Well being at a location for which an off-target penalty is applicable under Applicable Law.

(viii)        Take or Pay and Prepayment Obligations.  To the knowledge of Seller, none of the Purchased Entities are subject to any agreement or other instrument requiring the repayment of payments previously made by buyers of Petroleum Substances produced from or allocated to the Lands (or lands pooled or unitized therewith) for volumes not delivered to such buyers and, to the knowledge of Seller, none of the Purchased Entities are obligated to deliver any Petroleum Substances or provide services after the Valuation Date without receiving full payment therefor.

(ix)           AMIs and Areas of Exclusion.  Except as set forth in the Disclosure Schedule, to the knowledge of Seller, there are no area of mutual interest or area of exclusion provisions binding upon the Company.

(x)            Rights of First Refusal.  Except as set forth in the Disclosure Schedule, to the knowledge of Seller, no rights of first refusal, pre-emptive purchase rights or similar rights applicable to the Assets have been triggered by this Agreement and none will be triggered by the completion of the transaction contemplated hereby.

(xi)           Offset Obligations.  Except as set forth in the Disclosure Schedule, no Purchased Entity has received any notice of an offset well obligation under any Lease that will not be satisfied prior to the Valuation Date by the drilling of a well or the surrender of the Lease in accordance with the provisions set forth in Sections 5.1 and 5.2.

(xii)          Engineering Report.  In regard to the Engineering Report (the “Engineering Report”) dated October 11, 2004 in respect of certain of the Oil and Gas Assets prepared by Lee Keeling and Associates, Inc. (the “Engineers”), the Company and EXCO made available to the Engineers all information in the possession or control of EXCO and the Company which the Engineers requested in connection therewith and, to the knowledge of Seller, such information was accurate and complete in all respects; provided that Seller does not represent or warrant the accuracy of any estimates of future production or operating costs provided by the Company or EXCO to the Engineers and provided that, except as expressly set forth in this Subsection, Seller does not make any representation or warranty with respect to the Engineering Report.

(cc)         Books and Records.  All minute books, books, records and files of the Purchased Entities have been prepared, assembled and maintained in accordance with usual and customary industry policies and procedures.

(dd)         Dividends and Distributions.  Except as set forth in Schedule 3.2(dd):

(i)            since September 30, 2004, none of the Company or Subco has declared, authorized or paid any dividends or made or obligated itself to make any other distributions or payments to its shareholder(s);

(ii)           there are no dividends declared or other distributions or payments that are unpaid or due to be paid by the Company or Subco to its shareholder(s); and

(iii)          since September 30, 2004, other than pursuant to the Services Agreement, none of the Company or Subco has paid any corporate, management or other fee or amount to Seller, its Affiliates or any of their directors, officers or employees (other than salary and benefits paid in accordance with past practices).

(ee)         Non-Arm’s Length Receivables and Payables.  At Closing, none of the Purchased Entities will have any accounts, notes or loans receivable from or payable to any of its directors, officers or employees, or to Seller or its Affiliates (other than the Severance Payments, the Taurus Notes and salary and benefits paid in accordance with past practices).

(ff)           All Documents and Records Made Available.  To the knowledge of Seller, all documents, records and files respecting the Purchased Entities, the Company Stock and the Oil and Gas Assets, including the financial, tax and operational records in the possession or under the control of Seller or the Purchased Entities that is reasonably required to evaluate and assess the Purchased Entities, the Assets and the business and liabilities of the Purchased

Entities, other than title files, matters relating to environmental liabilities and matters in the public domain have been made available to Purchaser prior to the date hereof.

(gg)         No Change of Control Provisions.  To the knowledge of Seller, other than as set forth in the Disclosure Schedule, there are no provisions of any contracts to which any of the Purchased Entities are a party or by which they are bound which, individually or in the aggregate, will result in a Material Adverse Effect because of the transfer of the Company Stock to Purchaser pursuant hereto, including provisions of seismic licensing agreements which will require the payment of a fee because of such transfer.

(hh)         Bank Accounts.  The Disclosure Schedule contains a complete and correct list of all bank accounts and safety deposit boxes maintained by the Purchased Entities.

(ii)           No Merger Agreements.  The Purchased Entities are not party to any contract or agreement to merge or consolidate with any other Person, to acquire from and after the date hereof substantially all of the assets or shares of any other Person, to capitalize or invest in any business or entity or to sell all or any part of the Assets.

(jj)           Partnership and Subco’s Activities.

(i)            Prior to December 23, 2004, Subco owned no assets, properties, rights or interests.

(ii)           Prior to January 7, 2005, the Partnership owned no assets, properties, rights or interests.

(iii)          Since December 23, 2004 (A) the only activities of Subco have been in respect of its acquisition and ownership of its partnership interest in the Partnership and serving as general partner of the Partnership, and (B) the activities and business, as the case may be, of Subco have been carried on in the ordinary course.

(iv)          Since January 7, 2005 (A) the only activities or business of the Partnership has been the business conducted by it in respect of the Oil and Gas Assets (and no other assets), and (B) the activities and business, as the case may be, of the Partnership have been carried on in the ordinary course.

(kk)         Company’s Business.  The only business conducted by the Company prior to January 7, 2005 was the ownership, exploration, development and operation of oil and gas assets (including the Oil and Gas Assets) and activities incidental thereto and after January 7, 2005 is, and as of the Closing Date will be, the ownership of partnership interests in the Partnership and shares in Subco and all activities incidental thereto (including pursuant to the Services Agreement).  As of the Closing Date, the Company will have never conducted any business other than the ownership of the partnership interests in the Partnership and all activities incidental thereto and ownership, exploration, development and operation of oil and gas properties in Canada and activities incidental thereto.  The Purchased Entities have never carried on business in any jurisdiction (whether inside or outside Canada) except Alberta, Saskatchewan and British Columbia.

3.3          Disclaimer

Except as specifically provided in this Article 3, Seller does not warrant title to the Oil and Gas Assets, nor does Seller make any other representation or warranty to Purchaser including in respect of any matter or thing related to the environment.  On Closing, Purchaser shall be deemed to have acknowledged that it has had an opportunity to inspect and review the Oil and Gas Assets, including all environmental matters relating to the Oil and Gas Assets and the Lands, the Purchased Entities, and all books records, accounts, documents and information of the Purchased Entities, and, except for the representations set forth in this Article 3, is relying solely upon its own counsel, environmental consultants and due diligence respecting the Purchased Entities and the Oil and Gas Assets and the Lands.  Except as specifically provided in this Article 3, Seller makes no warranty or representation, express or implied in fact or by law, with respect to:

(a)           merchantability or fitness for any particular purpose of the Tangibles;

(b)           the environmental condition or any environmental liability of any Oil and Gas Asset or any Lands;

(c)           the value of the Purchased Entities, or the Oil and Gas Assets or the future revenues applicable thereto; or

(d)           any engineering information or interpretations thereof, economic evaluations or environmental assessments or any other information or documents supplied to Purchaser or its representatives or professional advisers respecting the Oil and Gas Assets and the Lands.

Seller expressly negates and disclaims, and shall not be liable for, any representation or warranty which may have been made or alleged to be made in any other document or instrument in connection herewith or in any statement or information made or communicated to Purchaser in any manner (including engineering reports, environmental assessments and any opinion, information or advice which may have been provided by Seller, a Purchased Entity, or any officer, employee, agent, solicitor, accountant, consultant, professional advisor or representative of Seller or a Purchased Entity).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1          Purchaser’s Representation

Purchaser represents and warrants to Seller as follows:

(a)           Organization.  Purchaser:  (i) is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation; (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary.

(b)           Authority and Enforceability.  Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including approval by the board of directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and all other documents executed and delivered pursuant hereto will, when executed and delivered, be duly authorized, executed and delivered by Purchaser and this Agreement does, and such documents will when executed and delivered and (assuming that this Agreement constitutes a valid and binding obligation of Seller) constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(c)           No Violations.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of:

(i)            the certificate or articles of incorporation or by-laws or other governing documents of Purchaser;

(ii)           any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, licence or other agreement or instrument applicable to Purchaser; or

(iii)          assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.1(d) are duly and timely obtained or made, any Applicable Law applicable to Purchaser or any of its respective properties or assets.

(d)           Consents and Approvals.  No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for the Competition Act Approval.  No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e)           Litigation.  There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

(f)            Funding.  Purchaser has available adequate funds in an aggregate amount sufficient to pay:  (i) all amounts, including the Purchase Price, required to be paid by Purchaser under this Agreement; and (ii) all expenses which have been or will be incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

(g)           Brokers.  No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser and for which Seller will have any obligation or liability.

(h)           Acting as Principal.  Purchaser is acquiring the Company Stock and Taurus Notes as principal and will acquire on its own behalf all of the Company Stock and Taurus Notes on the Closing Date for cash payable on the Closing Date.

(i)            Income Tax Act Residency.  Purchaser is not a non-resident of Canada for the purposes of the Tax Act.

(j)            Future Existence.  There is no present plan or intention for Purchaser to cease to remain in existence.

(k)           Investment Canada Act.  Purchaser is a Canadian for the purposes of the Investment Canada Act.

ARTICLE 5
COVENANTS

5.1          Conduct of Business by the Company Pending Closing

Except as contemplated by this Agreement, and as otherwise set forth in the Disclosure Schedule, or to the extent that Purchaser shall otherwise consent in writing, during the period from the date of this Agreement to the Closing, Seller shall take all such action such that a Purchased Entity will not take any action except in the ordinary course of business and the applicable Purchased Entity will operate and maintain the Oil and Gas Assets that it operates in a proper and prudent manner in accordance with good oil, gas and engineering practices and will use all reasonable efforts to ensure other operators do the same.  Without limiting the generality of the foregoing, except as contemplated by this Agreement, the Purchased Entities will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business.  Without limiting the generality of the foregoing, Seller shall take all such action such that the Company, the Partnership or Subco (as appropriate) will not take any of the following actions, except in an emergency in order to prevent loss of life, injury to persons or damage to or loss of property and except as set forth in the Disclosure Schedule, without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

(a)           authorize or effect any change in its constating documents, except that the Company may amend its certificate of incorporation prior to Closing to change its name (to a name selected by Purchaser and not containing the name “Addison”);

(b)           grant any options, warrants or other rights to purchase or obtain any of the capital stock of the Company or Subco or issue, sell or otherwise dispose of any of the capital stock of the Company or Subco;

(c)           grant any options, warrants or other rights to purchase or obtain any of the partnership interests of the Partnership or issue, sell or otherwise dispose of any of the partnership interests of the Company or Subco, except in each case as contemplated in the Company Contribution Agreement and Subco Subscription Agreement;

(d)           issue any note, bond or other Debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation other than the Purchaser Note, the Debt incurred under the Product and Other Hedging Contracts disclosed in the Disclosure Schedule and Debt reflected by the Taurus Notes and the Credit Facility (for the purposes described in the Disclosure Schedule) and interest accruing on all such Debt in accordance with the terms thereof;

(e)           mortgage, encumber or impose any security interest upon any of the Oil and Gas Assets;

(f)            make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the ordinary course of business or in an amount of more than $100,000;

(g)           enter into, adopt or amend any employment agreement or pension, retirement, profit sharing, deferred compensation, change-in-control, retention, severance, stock or cash bonuses, stock option, incentive, health, life insurance, disability or other benefit or, employee related plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers or employees or any increases in the compensation payable or to become payable to its employees, other than actions otherwise contemplated by Section 10.4;

(h)           acquire (including by lease) any assets or properties with a value of $100,000 or greater, and except for Lands, Leases and Oil and Gas Assets that are scheduled to expire according to their terms, no Purchased Entity shall dispose of or surrender any of its Oil and Gas Assets except for any agreements previously agreed to and identified in the Disclosure Schedule;

(i)            waive, release, terminate, grant or transfer any rights or modify, change or enter into in any respect any licence, lease, contract or other document with a value of $50,000 or greater, other than actions otherwise contemplated by this Agreement;

(j)            make any individual or series of related capital expenditures of $100,000 or more net to the applicable Purchased Entity’s interest;

(k)           hire any employees (other than temporary employees) or, other than as contemplated in Section 10.4, terminate (without cause) any employees serving the Company;

(l)            change in any respect its bookkeeping, record keeping or accounting methods and procedures;

(m)          enter into any transaction with Seller or any Person not dealing at Arm’s Length with Seller; or

(n)           commit to any of the foregoing.

If Seller or a Purchased Entity reasonably determines that any such expenditures or actions are necessary to prevent loss of life or injury to persons or damage to or loss of property, Seller shall, or shall cause the applicable Purchased Entity to, give prompt notice to Purchaser of such expenditures or actions and Seller’s or such Purchased Entity’s estimate of the costs and expenses expended or to be expended in connection therewith.

5.2          Existing AFEs

Notwithstanding the provisions of Section 5.1, a Purchased Entity shall be entitled to conduct those activities and operations arising out of or incidental to the authorizations for expenditures existing and effective as of the date hereof (including all such authorizations as may be set forth on the Disclosure Schedule).

5.3          Access to Assets, Personnel and Information

(a)           From the date hereof until the Closing, Seller shall cause the Purchased Entities to afford to Purchaser and Purchaser Representatives reasonable access to any of the assets, books, records, contracts, facilities, audit work papers and payroll records of the Purchased Entities and any of the officers of the Company and Subco; provided that all site visits in respect of the Oil and Gas Assets shall be subject to the following:

(i)            each site visit shall be at the sole cost, risk and expense of Purchaser;

(ii)           Purchaser shall, and shall cause Purchaser Representatives to, comply with the operator’s safety and other applicable requirements applicable to site visits; and

(iii)          Purchaser shall indemnify and save harmless Seller and its directors, officers, employees, agents, advisors (including legal, accounting and financial advisers), Affiliates or other representatives of Seller or its Subsidiaries from all losses, damages, costs and expenses arising in connection with the site visit, other than such losses, damages, costs and expenses arising as a direct result of the negligence or wilful misconduct of Seller or its Subsidiaries or their employees or agents.

During such period, the Purchased Entities will make available to a reasonable number of Purchaser Representatives adequate office space and facilities at the office facilities of the Company in Calgary, Alberta.

(b)           The Confidentiality Agreement will be applicable to information made available pursuant to this Section 5.3.

(c)           Notwithstanding anything in this Section 5.3 to the contrary, the Purchased Entities shall not be obligated under the terms of this Section 5.3 to disclose to Purchaser or Purchaser Representatives, or grant Purchaser or Purchaser Representatives access to, information that is within a Purchased Entity’s possession or control but is subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure without first obtaining the consent of such third party, and Seller shall cause such Purchased Entity, to the extent reasonably requested by Purchaser, to use reasonable efforts to obtain any such consent.

(d)           The Parties shall comply with the provisions of Schedule D regarding Privacy Legislation attached hereto.

5.4          Additional Arrangements

Subject to the terms and conditions herein provided, each of Seller and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under Applicable Law or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings.  Each of Seller and Purchaser shall take, or cause to be taken (including actions which Seller shall cause the Purchased Entities to take), all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable.  In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Seller and Purchaser shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

5.5          Public Announcements; Confidentiality

Prior to the Closing, Seller and Purchaser shall consult with each other before any of them issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and Seller and Purchaser shall not issue any press release or make any such public statement prior to obtaining the approval of the other Parties; provided, however, that such approval shall not be required where such release or announcement is required by Applicable Law or the rules of a stock exchange on which securities of the Party making the press release are listed for trading; and provided further that Seller, a Purchased Entity or Purchaser may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party’s previously issued press releases.  Seller and Purchaser each acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information.

5.6          Payment of Expenses

Except as provided in the Indemnity Agreement, each Party hereto shall pay its own expenses incidental to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs (including, in the case of Seller, expenses incurred by the Purchased Entities) and the Purchased Entities shall not pay or reimburse Seller for such expenses incurred prior to Closing.

5.7          Resignation of Directors and Officers

Seller shall cause each director and officer of the Company and Subco to resign his/her position effective at Closing.

5.8          Exclusivity

(a)           Seller and its Affiliates will immediately cease and cause to be terminated any existing solicitations, initiations, encouragement, activity, discussions or negotiations with any parties conducted heretofore by a Purchased Entity, Seller, or any of Seller’s or a Purchased Entity’s officers, directors, employees, financial advisors, representatives and agents (collectively, “Representatives”) with respect to all Take-over Proposals (as defined below).

(b)           Seller will not and shall cause the Purchased Entities to not release any third party from any confidentiality, area of exclusion or standstill agreement between Seller or the Purchased Entities and such third party or amend any of the foregoing.

(c)           From and after the date hereof, Seller will not and shall cause the Purchased Entities to not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any action to facilitate any enquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Take-over Proposal from any Person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Take-over Proposal.

(d)           In this Section 5.8, “Take-over Proposal” means a proposal or offer (verbal or written) by a third party (other than by Purchaser or an Affiliate of Purchaser), whether or not subject to a due diligence condition, to acquire in any manner, directly or indirectly, beneficial ownership of any of the assets of the Company or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over any of the outstanding securities of the Company, whether by way of an arrangement, amalgamation, merger, consolidation or other business combination, by means of a sale of shares, sale of assets, tender offer or exchange offer or similar transaction involving the Company or Seller, including any single or multi-step transaction or series of related transactions that are structured to permit such third party to acquire beneficial ownership of any of the assets of the Company or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over any of the outstanding securities of the Company (in all cases other than the transactions contemplated by this Agreement).

5.9          Prohibited Acquisitions

(a)           Seller shall not acquire (and shall make reasonable efforts to ensure that no Specified Shareholder acquires) at any time during a series of transactions or events which includes the completion of the transactions contemplated by this Agreement any of the following:

(i)            units of NAL;

(ii)           shares of Manulife Financial Corporation or the Principal Manulife and NAL Subsidiaries; or

(iii)          debt issued by NAL, Manulife Financial Corporation or the Principal Manuflife and NAL Subsidiaries.

(b)           Seller shall make reasonable efforts to ensure that neither it nor any Specified Shareholder acquires property that is Prohibited Property (or can reasonably be expected to become Prohibited Property) at any time during a series of transactions or events which includes the completion of the transactions contemplated by this Agreement.

5.10        Insurance

EXCO shall: (a) maintain or cause the Company to maintain for the benefit of the Purchased Entities the insurance set forth in the Disclosure Schedule, and (b) at its option, cause the Company to extend the control of well insurance described in the Disclosure Schedule to producing and non-producing wells forming part of the Oil and Gas Assets (the “Optional

Coverage”).  If any destruction or damage of the Oil and Gas Assets in excess of $250,000 on a replacement cost basis occurs at or before the Closing Date, Seller shall forthwith give notice thereof to Purchaser.  Seller shall in a timely manner prepare and file or cause to be prepared and filed with its insurers all proof of loss and claims forms.  Subject to the provisions of Section 8.1(e), where any destruction or damage to the Oil and Gas Assets occurs prior to the Closing Date, Purchaser shall nevertheless complete the purchase without reduction of the Purchase Price (provided that on the Closing Date all insurance proceeds are or have been assigned and/or made payable to the Purchased Entities).  If an event occurs between the date hereof and the Closing Date in respect of which the Company would have received insurance proceeds pursuant to the Optional Coverage but which it does not receive because EXCO did not cause the Company to maintain the Optional Coverage or caused the Company to maintain the Optional Coverage effective after the date hereof, then the Base Purchase Price shall be reduced by the amount of insurance proceeds in respect of such event which the Company does not receive which it would have received if EXCO had caused the Company to maintain the Optional Coverage effective at the date hereof.  After the Closing, Purchaser shall maintain and cause the Purchased Entities to maintain insurance as Purchaser deems appropriate.  There shall be no adjustment to the Base Purchase Price in respect of amounts paid or payable by the Purchased Entities to maintain the Optional Coverage.  If Closing does not occur, Purchaser shall reimburse the Purchased Entities for all costs incurred by the Company (as the case may be) to maintain the Optional Coverage.

5.11        Securities Information and Audited Financial Statements

(a)           EXCO shall prepare and deliver to Purchaser, the Audited Historical Statements for use by the Purchaser or its Affiliates in connection with the filing of any public disclosure documents required to be disclosed by Purchaser or its Affiliates under Applicable Law.  Seller shall create, generate or otherwise prepare such reports, summaries or documents in relation to its obligations under this Section as Purchaser, acting reasonably, may request, and all such work shall be performed at Purchaser’s cost.  Purchaser agrees not to use the name of Seller or their Affiliates in any securities or other public disclosure without the prior written consent of Seller, which consent may not be unreasonably withheld, delayed or conditioned.

(b)           Purchaser acknowledges that NAL has filed (with the applicable Governmental Authority) an application seeking an exemption to the requirement under applicable securities laws for the preparation (in connection with the proposed equity financing of NAL relating to the completion of the transactions contemplated herein) of audited financial statements of the Company for the year ended December 31, 2001.  Purchaser shall or shall cause NAL to diligently pursue and make reasonable efforts to obtain, by the 7th day following the date hereof, an order or acknowledgement from such Governmental Authority granting such exemption.  In the event NAL or any of its Affiliates obtains such order or acknowledgement, Purchaser shall promptly notify EXCO of same.

(c)           The Audited Historical Statements shall be provided by Seller to Purchaser, its Affiliates or their respective successors and assigns on the condition that Seller (and its Affiliates) assumes no liability whatsoever to Purchaser (subject to the provisions of Article 9, other than pursuant to a breach of Seller’s representation and warranty set forth in Sections 3.2(f) and 3.2(l), in each case as they pertain only to the Audited Historical Statements), its Affiliates or their respective successors and assigns or any other Person in respect of such Audited Historical Statements, or the accuracy or sufficiency thereof or in connection with any claim arising out of the Audited Historical Statements and Purchaser acknowledges for itself, and on behalf of its Affiliates and their respective successors and assigns, that (other than as set forth in Sections 3.2(f) and 3.2(l)) Seller makes no representation or warranty with respect to any of the Audited Historical Statements and expressly disclaims any implied or constructive representation or warranty.

(d)           To the extent that Purchaser or its Affiliates uses any information provided by Seller or its Affiliates in respect of the Purchased Entities or the Oil and Gas Assets in connection with the proposed equity financing of NAL relating to the completion of the transaction contemplated herein, Purchaser (on behalf of itself, its Affiliates and their respective successors and assigns) acknowledges that Seller (and its Affiliates) shall assume no liability whatsoever to Purchaser or its Affiliates or their respective successors and assigns or any other Person in connection with any claim by a third party arising out of the use of, or reliance on, such information by a third party in connection with such equity financing.

5.12        Purchaser’s Disclosure

From the date hereof until Closing, Purchaser will notify Seller of any information that it or Purchaser Representatives discover (whether before or after the date hereof) and is brought to the attention of Don Driscoll, Paul Belliveau, Johnathon Lexier (after reasonable inquiry of Jon Myles), Evelyn Vandenhengel, Troy Wagner and/or Stacy Stetski and by virtue of which they (or any of them) ought to have reasonably concluded that any of the representations and warranties of Seller set out herein are not true and accurate in all Material respects.

5.13        Product and Other Hedging Contracts

Prior to Closing, Seller shall cause each Product and Other Hedging Contract to be terminated or assumed by EXCO on a basis whereby there will be no liability to any Purchased Entity in respect thereof after Closing.

ARTICLE 6
TITLE DEFECTS; ADJUSTMENTS TO BASE PURCHASE PRICE

6.1          Title Defects

(a)           Purchaser shall conduct its review and inspection of the title to the Oil and Gas Assets with reasonable diligence.

(b)           Upon becoming aware, and in any event not later than the Defect Notice Date, Purchaser shall give Seller written notice of the Title Defects which are not Permitted Encumbrances and which Purchaser does not waive.  Such notice shall specify such Title Defects in reasonable detail and the Oil and Gas Assets directly affected thereby (the “Affected Assets”).  Such notice shall include Purchaser’s bona fide estimate of the reduction in value of the Affected Assets resulting from each Title Defect, broken down on an asset by asset basis.

(c)           If Seller receives a notice pursuant to Section 6.1(b), Seller shall, to the extent it agrees with such notice pursuant to Section 6.1(d), cause the Company to make reasonable efforts to cure such Title Defects not later than 3 days prior to the Closing Date, provided that such reasonable efforts shall not require Seller or the Company to make any payment with respect to the curing of any such Title Defect.

(d)           If Seller receives a notice pursuant to Section 6.1(b), then within 7 days of such receipt, Seller shall provide notice to Purchaser as to whether it agrees with the existence of one or more Title Defects, Purchaser’s estimate of the reduction in value of the Affected Assets affected by such Title Defects, and if it does not agree, provide its reasons regarding the non-existence of one or more Title Defects, and Purchaser’s estimate of the reduction in value of the Affected Assets affected by such Title Defects.

6.2          Uncured Title Defects

(a)           If Seller receives a notice pursuant to Section 6.1(b) in respect of Title Defects and does not cure such Title Defects (the “Uncured Title Defects”) then:

(i)            if the cumulative amount by which the value of the Affected Assets has been reduced as a result of the Uncured Title Defects is less than or equal to the Defect Adjustment Threshold, Purchaser shall complete the purchase of the Company Stock and Taurus Notes without adjustments to the Purchase Price on account of such Title Defects;

(ii)           subject to Section 6.2(a)(iii), if the cumulative amount by which the value of the Affected Assets has been reduced as a result of the Uncured Title Defects is greater than the Defect Adjustment Threshold but less than the Defect Termination Threshold, Purchaser may elect on or before the Closing Date to:

(A)          with the agreement of Seller, grant a further period of time within which Seller may cure or remove the Uncured Title Defects;

(B)           waive the Uncured Title Defects and proceed with Closing; or

(C)           not waive the Uncured Title Defects, in which event the Purchase Price (by adjustment to the Base Purchase Price or by post-Closing adjustment if required as a result of the application of Section 6.2(a)) shall be reduced by the value agreed to in accordance with Section 6.1(d) or determined in accordance with Section 6.2(b) which is above the Defect Adjustment Threshold and proceed with Closing; and

(iii)          if the cumulative amount by which the Base Purchase Price has been reduced as a result of the Uncured Title Defects not waived by Purchaser is equal to or greater than the Defect Termination Threshold, then Seller or Purchaser may elect to terminate this Agreement in its entirety by written notice to the other no later than one Business Day prior to Closing.

Failure by Purchaser to elect or to elect in a timely manner shall be conclusively deemed to be an election to waive all Uncured Title Defects.

(b)           If Seller delivers a notice regarding Title Defects pursuant to Section 6.1(d) disagreeing with Purchaser on the validity or the amount of a Title Defect, then for purposes of the allocation of value to any particular portion of the Oil and Gas Assets for the purposes of Section 6.2(a), Seller and Purchaser shall meet and use reasonable efforts to agree on the validity of the Title Defect and the amount of any required adjustment to the Base Purchase Price.  In determining any required adjustment to the Base Purchase Price, it is the intent of the Parties to include, when possible, only that portion of the Oil and Gas Assets adversely affected by the Uncured Title Defect.  If the Parties cannot mutually agree on the adjustment to the Base Purchase Price for an Uncured Title Defect, then within 3 Business Days of notice of disagreement being given by Seller to Purchaser pursuant to Section 6.1(d), each Party shall submit the determination of the reduction in the value of the Oil and Gas Assets adversely affected by the Uncured Title Defects (which, in the case of Purchaser, need not be, but may not be higher than, the reduction in values of such Affected Assets set forth in its notice delivered in accordance with Section 6.1(b) or which, in the case of Seller, need not be, but may not be lower than, the reduction in values of such Affected Assets set forth in its notice delivered in accordance with Section 6.1(d)), together with a written statement as to how such reduction in values was determined, to the Title Evaluator, together with written instructions that:

(i)            the Title Evaluator, to the extent that it may be necessary, may engage an independent expert to advise the Title Evaluator on the value of an Uncured Title Defect;

(ii)           the Title Evaluator, in accordance with good legal, engineering and evaluation practices, shall determine the validity of the Title Defect and shall select a value for each of the Affected Assets from and based only upon the written statements and values submitted by the Parties to the Title Evaluator, provided that the Title Evaluator must select either Purchaser’s or Seller’s proposed value and shall not be entitled to propose a compromise settlement;

(iii)          such evaluation must be completed within 5 Business Days from the date of submission; and

(iv)          in the event the aggregate values for the Title Defects are agreed or determined by the Title Evaluator to be higher than the Defect Termination Threshold, then either Seller or Purchaser may elect to terminate this Agreement in its entirety by written notice to the other.

The fees and other costs to be paid to the Title Evaluator in respect to the services performed by it shall be borne in equal shares by Seller and Purchaser.  If a Party fails to provide a written statement of reduction in value to the Title Evaluator together with its written instructions as set out herein, then the Title Evaluator shall select the other Party’s determination of reduction in value and the transaction shall proceed.

(c)           Notwithstanding the reduction of the Purchase Price pursuant to Section 6.2(a)(ii)(C), Purchaser agrees that if Seller is able to cure or rectify a Title Defect with respect to any particular portion or portions of the Affected Assets within a period of 180 days after the Closing Date, Purchaser shall pay to Seller, as an increase in the Purchase Price, the amount by which the Purchase Price was reduced in respect of such Affected Assets, within ten days after Purchaser has been notified of such cure or rectification, provided Purchaser is satisfied (acting reasonably) that such Title Defect has been cured or rectified.

6.3          Additional Adjustments to Base Purchase Price

(a)           The Base Purchase Price will be adjusted, without duplication:

(i)            upward or downward, as applicable, by the Company’s positive or negative consolidated Working Capital Balance as of the Valuation Date;

(ii)           upward by an amount equal to all capital contributions and loan advances provided to the Company by Seller after the Valuation Date and through to Closing;

(iii)          except to the extent taken into account in the determination of the Working Capital Balance, downward by the aggregate amount of the Severance Adjustments for all Employees terminated pursuant to Sections 10.4(b), (c) and (d);

(iv)          except to the extent taken into account in the determination of the Working Capital Balance, downward by the aggregate amount of the Retention Bonus Payments;

(v)           except to the extent taken into account in the determination of the Working Capital Balance, upward or downward, as applicable, by:

(A)          the aggregate of all settlement amounts on account of the Inter-Company Agreement paid or payable to EXCO by the Company after the Valuation Date and through to Closing less the aggregate of all settlement amounts on account of the Inter-Company Agreement paid or payable by EXCO to the Company after the Valuation Date and through to Closing; and

(B)           the aggregate of all amounts on account of all Product and Other Hedging Contracts (other than the Inter-Company Agreement) paid or payable to any third party by the Company after the Valuation Date and through to Closing less the aggregate of all amounts on account of such Product and Other Hedging Contracts paid or payable to the Company by any third party after the Valuation Date and through to Closing;

(vi)          except to the extent taken into account in the determination of the Working Capital Balance, downward by the amount of any dividends (other than the dividend described in Schedule 5.1), corporate, management or other fees or amounts, distributions, interest payments made to Seller or its Affiliates (excluding the Company) after the Valuation Date and through to Closing and repayments of the principal amount of intercorporate loans made to the Company;

(vii)         downward by the amount of any prepayment obligation, change of control penalty or other payment, liability or obligation of the Company arising out of or in connection with the Credit Facility that is triggered as a result of the prepayment or early termination thereof, any change of control of the Company or any increase of the borrowing base under the Credit Agreement and which was not included in the Payout Statement;

(viii)        downward by the amount of any adjustment required pursuant to Section 5.10; and

(ix)           upward by the amount of interest calculated on the Base Purchase Price at the annual rate equal to the Prime Rate from and after the Valuation Date to but excluding the Closing Date.

(b)           For purposes hereof, the Company’s consolidated “Working Capital Balance” shall be equal, without duplication, to the aggregate cash and equivalents, accounts receivable, inventory, prepaid expenses, intercompany receivables and other current assets of the Company, Subco and the Partnership as of the Valuation Date, less the aggregate accounts payable, accrued liabilities, current portion of asset retirement obligations, derivative financial instruments, interest payables (excluding interest accrued on intercorporate debt) and other current liabilities as of the Valuation Date (including liabilities for Taxes estimated for the period ending on the Valuation Date but excluding deferred Taxes and costs, if any, incurred by the Company in respect of the maintenance of the Optional Coverage and also excluding all Taxes and other amounts Purchaser is liable to reimburse to the Purchased Entities or indemnify the Purchased Entities for pursuant to the Indemnity Agreement).  The Working Capital Balance will be determined in accordance with GAAP applied on a basis consistent with past practices (except as modified by the definition of Working Capital Balance set forth above).

(c)           No later than 5 Business Days before Closing, Seller will deliver to Purchaser a statement setting forth:

(i)            the Base Purchase Price as adjusted pursuant to Sections 6.2 and 6.3, other than Severance Adjustments to be made after Closing pursuant to Section 6.3(g)(ii); and

(ii)           the Payout Statement;

(collectively, the “Closing Statements”).

At Closing, Purchaser shall be required to pay Seller based on the Closing Statements.

(d)           Within 90 days following Closing, the Parties shall co-operate in preparing, on the basis of information available within such period, a final statement of the Working Capital Balance, including any adjustments for any pre-Valuation Date occurrence items recorded or that should have been recorded subsequent to the Valuation Date, and upon agreement on such adjustments the net amount thereof shall be remitted by the Party who is obliged to make payment within 30 days of determination of such net amount.  In this regard Purchaser shall provide reasonable access to Seller or its representatives to any general ledger information pertaining to the Company.  If amounts are not paid when due, such amounts will thereafter bear interest until paid at the Prime Rate.

(e)           A Party will be required to make an adjustment pursuant to this Section after the period referenced in Section 6.3(d) if:

(i)            the adjustment arises from a Crown royalty audit commenced not later than 48 months after the calendar year in which Closing occurs and a written request for the adjustment is given by one Party to the other Party within 120 days of the requesting Party’s receipt of the results of the audit;

(ii)           the adjustment arises from a joint venture audit under a Title and Operating Document commenced not later than 26 months after the end of the calendar year in which Closing occurs and a written request for the adjustment is given by one Party to the other Party within 120 days of the requesting Party’s receipt of the final results of the audit;

(iii)          the adjustment arises from a Thirteenth Month Adjustment within 12 months after the Closing Date and a written request for the adjustment is given by one Party to the other Party within 120 days of the requesting Party’s receipt of the results of the Thirteenth Month Adjustment; or

(iv)          the adjustment is made pursuant to Section 6.3(g)(ii)).

Purchaser shall promptly notify Seller of any adjustments received by Purchaser or a Purchased Entity after the Closing Date pursuant to the foregoing subsections which are for the benefit of Seller.

(f)            If the Parties fail to reach agreement as to the additional adjustments in accordance with this Section other than the determination of a Severance Adjustment, then the Parties shall, as soon as possible after such disagreement is identified, submit the matter to a mutually agreeable accounting firm (the “Third Party Accountants”) for final determination.  The decision of the Third Party Accountants shall be final and binding upon the Parties.  The Parties shall each submit to the Third Party Accountants all relevant information in their possession regarding the matter in dispute and shall use all reasonable efforts to supply such further information as may be requested, from time to time, by the Third Party Accountants.  The Third Party Accountants shall be required to render their decision in respect of the dispute within 5 Business Days of being supplied all information in respect thereof, and shall be jointly instructed as such by the Parties.  The Party required to pay the other in accordance with the decision of the Third Party Accountants, shall do so within 5 days of their receipt of the Third Party Accountants’ decision.  Each of the Parties shall bear its own expenses in connection with this dispute resolution procedure and shall each bear equally the expenses of the Third Party Accountants.

(g)           A Severance Adjustment in respect of an Employee shall be made as follows:

(i)            if the amount of the Severance Adjustment has been determined at least 5 Business Days prior to Closing, the Severance Adjustment shall be made at Closing by a downward adjustment of the amount payable by Purchaser at Closing; and

(ii)           otherwise, the Severance Adjustment shall be made by payment of the amount thereof by Seller to Purchaser not later than 15 days after the amount of the Severance Adjustment is determined.

ARTICLE 7
CONDITIONS

7.1          Conditions to Each Party’s Obligation to Proceed with Closing

The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)           Approvals.  All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be) including the Competition Act Approval, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a materially adverse impact on Purchaser (assuming Closing has taken place) or have a materially adverse impact on the consummation of the transactions contemplated by this Agreement or are not required to be obtained until after Closing.

(b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, and, if necessary, the Closing shall be delayed for up to 60 days while such efforts are taking place.

7.2          Conditions to Obligations of Purchaser

The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

(a)           Representations and Warranties.  The representations and warranties of Seller set forth in Article 3 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date) except to the extent that does not, in the aggregate, have a Material Adverse Effect on the value of the Company Stock, the Subco Stock, the partnership interests of the Partnership and the Oil and Gas Assets, as a whole, and Purchaser shall have received a certificate signed by an officer of Seller to such effect; provided, however, that the condition set forth in this Section 7.2(a) shall not be applicable to the representations and warranties regarding title in Section 3.2(v).

(b)           Performance of Covenants and Agreements by the Company and Seller.  The Purchased Entities and Seller shall have performed in all respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date except to the extent that does not, in the aggregate, have a Material Adverse Effect on the value of the Company Stock, the Subco Stock, the partnership interests of the Partnership and the Oil and Gas Assets, as a whole, and Purchaser shall have received a certificate signed by an officer of Seller to such effect.

(c)           No Material Adverse Change.  Since the date of this Agreement, there shall not have been any changes in the business, assets, results of operations or condition (financial or otherwise) of the Company which, individually or in the aggregate, has or could reasonably be expected to have, a Material Adverse Effect, excluding, however, changes resulting from the Company Contribution Agreement, commodity price movements, the Product and Other Hedging Contracts disclosed in the Disclosure Schedule or resulting from legislation, regulatory action or general economic conditions that may impact the energy industry and Purchaser shall have received a certificate signed by an officer of the Seller certifying that to the knowledge of Seller no such Material Adverse Effect has occurred.

(d)           Closing Documents.  Purchaser shall have received delivery of all documents required to be delivered by Seller pursuant to Section 2.9(a).

(e)           Board Approval.  The board of directors of EXCO shall have ratified the execution and delivery of this Agreement and shall have approved the entering into of the transactions contemplated by this Agreement no later than 5 Business Days from the date hereof.

(f)            Lender Consent.  The lenders under the U.S. Credit Agreement shall have provided written consent to the entering into of the transactions contemplated by this Agreement no later than 5 Business Days from the date hereof.

7.3          Conditions to Obligations of Seller

The obligations of Seller to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Seller:

(a)           Representations and Warranties.  The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Seller shall have received a certificate signed by an officer of Purchaser to such effect.

(b)           Performance of Covenants and Agreements by Purchaser.  Purchaser shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by an officer of Purchaser to such effect.

(c)           Payment.  All amounts and other consideration to be paid by Purchaser to Seller shall have been paid to Seller by Purchaser in accordance with this Agreement.

(d)           Closing Documents.  Seller shall have received delivery of all documents to be delivered by Purchaser pursuant to Section 2.9(b).

(e)           Board Approval.  The board of directors of EXCO shall have ratified the execution and delivery of this Agreement and shall have approved the entering into of the transactions contemplated by this Agreement no later than 5 Business Days from the date hereof.

(f)            Lender Consent.  The lenders under the U.S. Credit Agreement shall have provided written consent to the entering into of the transactions contemplated by this Agreement no later than 5 Business Days from the date hereof.

7.4          Competition Act Filings

Purchaser shall promptly (and, in any event, within 7 days following the granting of the ratification and approval specified in Sections 7.2(e) and 7.3(e) and the consent specified in Sections 7.2(f) and 7.3(f)) file a request for an advance ruling certificate under the Competition Act  in respect of the transactions herein, and the applicable filing fee and all Taxes thereon shall be for the account of Purchaser.  Notwithstanding the foregoing, Seller shall co-operate with and provide reasonable assistance to Purchaser in the preparation of such request.  Purchaser shall provide to Seller in advance copies of all applications and filings for approval by Seller, not to be unreasonably withheld.  Purchaser shall provide Seller with copies of all such approvals immediately upon receipt of same.

7.5          Efforts to Satisfy Conditions

Each Party shall use all commercially reasonable efforts to cause the conditions set forth in Sections 7.1, 7.2 and 7.3 that are within its reasonable control to be satisfied.  EXCO shall use its reasonable efforts to cause its board of directors to hold such meetings on or prior to 5 Business Days from the date hereof to consider the ratification of this Agreement and the approval of the entering into of the transactions contemplated by this Agreement, as may be applicable.  Each Party shall provide such information and co-operation to the other Parties as they may reasonably request in connection with the satisfaction of such conditions.  Upon satisfaction of same, EXCO shall provide written notice to Purchaser that the conditions set forth in Sections 7.3(e) and 7.3(f) were satisfied, such notice to be provided to Purchaser no earlier than 3:00 p.m. on the day which is the 5th Business Day from the date hereof.

7.6          Waiver of a Condition

A Party may waive a condition in Sections 7.1, 7.2 or 7.3 that is for its benefit in whole or in part without prejudice to:

(a)           any of its rights in the event of non-satisfaction of any other condition set forth in Sections 7.1, 7.2 or 7.3 that is for its benefit;

(b)           any of its rights in respect of the breach of any representation or warranty made by the other Party in this Agreement, whether similar or dissimilar to the condition waived; or

(c)           any of its rights in respect of the non-performance by Seller of any covenant of the other Party in this Agreement, whether similar or dissimilar to the condition waived.

ARTICLE 8
TERMINATION

8.1          Termination Rights

This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Purchaser and Seller;

(b)           by either Seller or Purchaser if (i) the Closing has not occurred on or before the Outside Date (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or obligation under this Agreement (which, in the case of Seller, shall include breach or failure of a Purchased Entity) has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and non-appealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree and such efforts may continue up to thirty (30) days after the Closing Date);

(c)           by Purchaser (i) if Seller has failed to comply in any Material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof but not later than the time Closing is scheduled to occur; or (ii) in the circumstances provided in Section 6.2(a)(iii) or 6.2(b)(iv);

(d)           by Seller (i) if Purchaser has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such breach or failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof but not later than the time Closing is scheduled to occur, or (ii) in the circumstance provided in Sections 6.2(a)(iii) or 6.2(b)(iv); or

(e)           if a condition in Section 7.1, 7.2 or 7.3 has not been satisfied within the time provided therefor and such condition has not been waived in writing by the Party for whose benefit such condition has been included herein, such Party may terminate this Agreement by written notice to the other Party on or before the completion of Closing on the Closing Date, provided that a Party shall not be permitted to exercise or purport to exercise any right of termination pursuant to this Section 8.1(e) if the event or circumstances giving rise to such right is due to the breach of any representation or warranty or failure to perform any covenant or obligation under this Agreement by such Party.

8.2          Effect of Termination

(a)           If this Agreement is terminated by either Seller or Purchaser pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers, or stockholders except pursuant to the provisions of Sections 2.2(b) (with respect to the disposition of the Deposit), 4.1(g) (with respect to the indemnification provisions contained therein), 5.3(d), 5.5 (with respect to the confidentiality provisions contained therein), and 5.6, Schedule D, and the Confidentiality Agreement (which shall continue pursuant to its terms).

(b)           If this Agreement is terminated by Purchaser pursuant to the provisions of Section 8.1 and the event or circumstances giving rise to such termination results from a breach of any representation or warranty or failure to perform any covenant or obligation under this Agreement by Seller:  (i) Purchaser shall be entitled to the Deposit and the Deposit

Interest which Seller’s Solicitors shall pay to Purchaser not later than the second Business Day after this Agreement terminates; and (ii) Purchaser shall be entitled to recover all losses, damages, costs and expenses which it has suffered, sustained, paid or incurred as a consequence thereof, including loss of bargain except to the extent such losses, damages, costs and expenses exceeds $50,000,000.  Purchaser agrees that recovery of any such losses, damages, costs and expenses (to a maximum of $50,000,000) constitutes its sole remedy as a result of any such termination.

ARTICLE 9
INDEMNIFICATION

9.1          Purchaser’s Indemnification of Seller

After the Closing, subject to Purchaser’s rights and remedies under Sections 6.3 and 9.2 and without limiting such rights and remedies, Purchaser shall indemnify, defend and save harmless Seller, its successors and assigns and each of their respective Affiliates, directors, officers, employees, agents and representatives from and against any and all loss, liability, damage, cost or expense suffered or incurred by any of them (except to the extent Purchaser is indemnified by Seller elsewhere in this Agreement) as a direct or indirect result of (whether before, on or after the Valuation Date):

(a)           any claim pertaining to a Purchased Entity, or any assets (including the Oil and Gas Assets) or liabilities of a Purchased Entity, including the failure to pay any liability accurately disclosed in the Disclosure Schedule or included in the calculation of the Working Capital Balance pursuant to Section 6.3;

(b)           as a direct or indirect result of the breach of any covenant, representation or warranty of Purchaser set forth herein or a breach of any covenant, representation or warranty of Purchaser in any document delivered at Closing;

(c)           all environmental liabilities pertaining to the Oil and Gas Assets or any Purchased Entity, whether arising prior to, on or after the Valuation Date, including obligations and liabilities related to:

(i)            Abandonment and Reclamation Obligations;

(ii)           ground water, surface water or aquifer contamination, soil contamination and air pollution; or

(iii)          improper management or disposal of toxic or hazardous substances;

including the effects of, and the costs of complying with any order, direction or claim of any Governmental Authority.  Except for Purchaser’s rights and remedies hereunder in respect of the representations and warranties contained in Article 3 and without limiting them, none of Purchaser, the Purchased Entities, nor any of their respective Affiliates, directors, officers, employees, agents or representatives shall be entitled to any rights or remedies under the common law or in equity or under any law, rule or regulation pertaining to such environmental liabilities as against Seller or any of its Affiliates, including the right to name Seller or any of its Affiliates as a third party to any action commenced by any third party against Purchaser; or

(d)           any claim by any third party relating to or arising from any use of the Audited Historical Statements or any information in respect of the Purchased Entities or the Oil and Gas Assets by Purchaser, NAL, Manufacturers Life Assurance Company or any of their Affiliates, including any claim by any third party that it relied on the Audited Historical Statements or any such information in connection with its purchase or subscription of securities of Purchaser, NAL, Manufacturers Life Assurance Company or any of their Affiliates.

9.2          Seller’s Indemnities

After the Closing, Seller shall indemnify, defend and save harmless Purchaser, its successors and assigns and each of their respective Affiliates, directors, officers, employees, agents and representatives (“Purchaser’s Group”) from and against any and all loss, liability, damage, cost or expense suffered or incurred by any of them, as a direct or indirect result of Seller’s breach of any covenant, representation or warranty set forth herein (the “Purchaser’s Losses”).

9.3          Responsibility Extends to Legal Costs and Settlements

Notwithstanding any provision to the contrary contained in this Article 9, references to costs in the liability and indemnification obligations prescribed by Sections 9.1 and 9.2 shall be deemed to include legal (on a solicitor-client basis) and other professional fees and disbursements on a full indemnity basis, and shall extend to settlements, satisfactions or other compromises with respect to claims by third parties.

9.4          Limitations on Seller’s and Purchaser’s Indemnity Obligation

The indemnification obligations of Seller and Purchaser under this Article 9 are subject to the following restrictions and limitations:

(a)           Purchaser’s Group shall not be entitled to seek indemnification from Seller pursuant to Section 9.2 in respect of any act, omission, circumstance or other matter actually known to the individuals identified in Section 5.12 prior to or at Closing which Purchaser is required to disclose to Seller pursuant to Section 5.12.

(b)           No claim by Purchaser’s Group shall be made against Seller pursuant to Section 9.2 for any Purchaser’s Losses arising from or in respect of Seller’s individual breach of any representation or warranty set forth herein unless the aggregate of all Purchaser’s Losses in respect of such individual breach exceeds an amount equal to $100,000 in which event, subject to Sections 9.4(c) and 9.4(d), Seller’s obligations for Purchaser’s Losses shall include the entire amount of such Purchaser’s Losses.

(c)           No claim by Purchaser’s Group shall be made against Seller pursuant to Section 9.2 for any Purchaser’s Losses arising from or in respect of Seller’s breach of any representation or warranty set forth herein unless the aggregate of all of Purchaser’s Losses in respect of all such breaches (excluding Purchaser’s Losses in respect of Seller’s individual breach of any representation or warranty set forth herein that are less than or equal to $100,000) exceeds an amount equal to the Indemnity Threshold.  If the total amount of all such Purchaser’s Losses exceeds the Indemnity Threshold, then subject to Section 9.4(d), Seller’s obligations for Purchaser’s Losses under Section 9.2 shall be limited to the amount by which the aggregate amount of all of such Purchaser’s Losses exceeds the Indemnity Threshold.

(d)           In no event shall Seller’s liability pursuant hereto for Purchaser’s Losses in respect of Seller’s breach of covenant set forth herein (other than pursuant to Sections 2.10(h) and 6.3) and the representations and warranties set out at Sections 3.2(f), 3.2(l), 3.2(o), 3.2(r), 3.2(s), 3.2(t), 3.2(u), 3.2(v), 3.2(w), 3.2(x), 3.2(y), 3.2(bb), 3.2(cc), 3.2(ff), and 3.2(gg) be greater, on an aggregate basis, than 50% of the Base Purchase Price.  Inclusive of the Purchaser’s Losses described in the preceding sentence, in no event (other than pursuant to Section 2.10(h)) shall Seller’s liability pursuant hereto for Purchaser’s Losses be greater, on an aggregate basis, than 100% of the Base Purchase Price.

(e)           Notwithstanding any other provision of this Agreement to the contrary, Seller will not be liable for any claim for any matter in respect of which there is a Purchaser’s Losses relating to a breach of the representations contained in Section 3.2(t) and Section 3.2(u) (such matters, “Indemnity Issues”) to the extent that such Purchaser’s Losses results from (i) the waiver of any time limitation, statutory or otherwise, for any Indemnity Issue; or (ii) a review, ruling or opinion of any Indemnity Issue by a Tax authority if requested or initiated by Purchaser’s Group.

(f)            Seller shall have no liability in connection with Purchaser’s Losses unless Purchaser shall, prior to the expiry of the applicable Survival Period, have provided Seller with a Notice of Claim.

9.5          Indemnification Procedure

The following procedures shall be applicable to any claim by a Party (the “Indemnitee”) for indemnification pursuant to this Agreement from the other Party (the “Indemnitor”) in respect of a claim by a third Person:

(a)           upon the third Person claim being made against or commenced against the Indemnitee, the Indemnitee shall within 10 Business Days of its receipt thereof provide notice thereof to the Indemnitor.  The notice shall describe the third Person claim in reasonable detail and indicate the estimated amount, if practicable, of the indemnifiable losses that has been or may be sustained by the Indemnitee in respect thereof.  If the Indemnitee does not provide notice to the Indemnitor within such 10 Business Day period, then such failure shall only lessen or limit the Indemnitee’s rights to indemnity hereunder to the extent that the defence of the third Person claim was prejudiced by such lack of timely notice;

(b)           if the Indemnitor acknowledges to the Indemnitee in writing that the Indemnitor is responsible to indemnify the Indemnitee in respect of the third Person claim pursuant hereto, the Indemnitor shall have the right to do either or both of the following:

(i)            assume carriage of the defence of the third Person claim using legal counsel of its choice and at its sole cost; and/or

(ii)           settle the third Person claim provided the Indemnitor pays the full monetary amount of the settlement and the settlement does not impose any restrictions or obligations on the Indemnitee;

(c)           the Indemnitee and the Indemnitor shall co-operate with the other in the defence of the third Person claim, including making available to the other Party, its directors, officers,

employees and consultants whose assistance, testimony or presence is of material assistance in evaluation and defending the third Person claim;

(d)           the Indemnitee shall not enter into any settlement, consent order or other compromise with respect to the third Person claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), unless the Indemnitee waives its rights to indemnification in respect of the third Person claim;

(e)           upon payment of the third Person claim, the Indemnitor shall be subrogated to all claims the Indemnitee may have relating thereto.  The Indemnitee shall give such further assurances and co-operate with the Indemnitor to permit the Indemnitor to pursue such subrogated claims as reasonably requested by it; and

(f)            if the Indemnitor has paid an amount pursuant to the indemnification obligations herein and the Indemnitee shall subsequently be reimbursed from any source in respect of the third Person claim from any other Person, the Indemnitee shall promptly pay the amount of the reimbursement (including interest actually received) to the Indemnitor, net of Taxes required to be paid by the Indemnitee as a result of any such receipt.

9.6          Tax Loss Indemnity Procedure

(a)           Without the written consent of Seller, Purchaser shall not allow or permit any person to:

(i)            waive any time limitation, statutory or otherwise for any Indemnity Issue; or

(ii)           request or initiate a review, ruling or opinion of any Indemnity Issue by a Tax authority.

(b)           Purchaser’s Group shall, within 10 days, inform Seller of any audit or other inquiries received by it from any Tax authority related to Indemnity Issues.  Purchaser’s Group shall afford Seller the opportunity to participate in all communications with Tax authorities relating to Indemnity Issues (but only to such extent).  Seller, as agent for each Purchased Entity, shall have the right at its own expense and employing counsel of its own choice to communicate with the Tax authorities on all matters relating to Indemnity Issues (but only to such extent).  Purchaser’s Group  shall not communicate with Tax authorities in respect of Indemnity Issues unless Seller has consented to the communication.

(c)           Each time that Purchaser’s Group or a Purchased Entity receives an assessment, reassessment, confirmation or appeal or other notice in writing of any Indemnity Issue (each of which is hereinafter referred to as an “Assessment”), Purchaser’s Group shall deliver to Seller within 20 days of receiving the Assessment, a copy of the Assessment together with a statement (the “Statement”) setting out an estimate of Purchaser’s Losses arising therefrom, on the assumption that the Assessment is valid.

(d)           Seller shall review the Statement and notify Purchaser’s Group within 20 days of receiving the Statement of any disagreement with respect to the estimate of Purchaser’s Losses contained therein, which disagreement shall be resolved by the Parties, acting reasonably.  Should Seller elect not to contest the Assessment in respect of Indemnity Issues, Seller shall remit the amount of Tax comprising Purchaser’s Losses to the appropriate Tax authority within the time prescribed therefor by the Applicable Law relating to Tax.

(e)           Provided that Seller has remitted to the Receiver General (Canada), Canada Revenue Agency or such other Tax authority, as applicable, the amount of Taxes in respect of such Indemnity Issues required to be remitted to challenge an Assessment under any Applicable Laws, (i) Seller, as agent for each Purchased Entity shall have the right, at its own expense and employing counsel of its own choice to contest any Assessment to the extent that it relates to Indemnity Issues (but only to such extent), provided that Seller gives written notice to Purchaser of its intention to dispute the Indemnity Issues within 45 days of Seller’s receipt of a copy of the Assessment and the Statement in respect thereof; (ii) Purchaser’s Group and the Purchased Entities shall not communicate with any Tax authorities with respect to such Indemnity Issues unless Seller has consented to such communication; (iii) Purchaser’s Group and the Purchased Entities shall not take any action or agree to any settlement with a Tax authority which pertains to such Indemnity Issues without the written consent of Seller; and (iv) if Seller subsequently decides to abandon all or a portion of the contest, Seller shall deliver a written notice to Purchaser of their intention to do so at least 10 days before abandoning the contest.

(f)            If an Assessment relates to Indemnity Issues and to other issues, Purchaser’s Group shall, at its own expense and employing counsel of its own choice, have full carriage and control of the dispute of the portion of the Assessment relating to such other issues.

(g)           Purchaser, the Purchased Entities, and Seller shall co-operate with each other with respect to Indemnity Issues and shall keep each other reasonably informed of the status or conduct related to Indemnity Issues.

(h)           If Seller has provided any security or paid any Tax to a Tax authority in respect of Indemnity Issues and if any such security or Tax is surrendered or refunded, as the case may be, by the Tax authority to any member of Purchaser’s Group (including the Company), provided that Seller has honoured its indemnity obligations under this Article 9, such member shall receive such security or refund as a trustee for the benefit of Seller and shall forthwith deliver such security or refund (net of reasonable expenses, if any, incurred for the purpose of obtaining such security or refund) to Seller.

(i)            Provided that Seller has honoured its indemnity obligations under this Article 9, if a Purchased Entity is or becomes entitled to a refund of an amount paid to a Tax authority by a Purchased Entity or Seller on behalf of a Purchased Entity in respect of taxation years ending on or before the Closing, such refund, including any interest received by a Purchased Entity (net of reasonable expenses, if any, incurred for the purpose of obtaining such refund, and net of incremental taxes, if any, whether federal, provincial or foreign, which as a result only of the receipt of such interest is or becomes payable or would have become or remained payable had the Purchased Entity or the tax authority not applied any other discretionary deductions from income or loss carry-forwards or carry-backs against any amount included in income in respect thereof or utilized any available tax credits) shall be paid to Seller forthwith upon receipt thereof and, to the extent that the amount of such refund and interest is applied as a credit against any other liability of the Purchased Entity, upon receipt of notification of such credit.  Any amount so received by Purchaser’s Group or a Purchased Entity which is required to pay to Seller pursuant to this paragraph (i) shall be received by such party as a trustee for Seller.

(j)            Wherever in this Section 9.6 a Purchased Entity is required to do any act or thing or is stated to be under any obligation of any kind whatsoever, Purchaser’s Group shall cause such party to do such act or thing or fulfil such obligation.

(k)           Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be liable for any claim in respect of an Indemnity Issue to the extent voluntary adjustment of discretionary deductions made by or in respect of Purchaser’s Group or a Purchased Entity after the Closing but affecting periods ending on or prior to Closing (other than any activities, transactions and filings to which Seller has expressly consented) increase the Taxes of a Purchased Entity, or reduce credits or deductions otherwise available to reduce Taxes of a Purchased Entity.

9.7          Consequential Damages

In no event shall a Party be liable in respect of the covenants, agreements, representations, warranties and indemnities contained in this Agreement or in any certification, agreement or other document furnished pursuant to this Agreement for consequential, indirect or punitive damages (including any special or incidental loss of any kind but excluding the forfeiture and return of the Deposit and the Deposit Interest referred to in Sections 2.2 and 8.2(b), respectively, and the damages to which Purchaser is entitled to recover pursuant to Section 8.2(b)) suffered, sustained, paid or incurred by the other Party or its respective Affiliates, directors, officers, employees, agents and representatives provided that this Section shall not preclude a Party from entitlement to indemnification for such Party’s liability to a third Person for consequential, indirect or punitive damages which such third Person suffers, sustains, pays or incurs.

9.8          Limitation on Rights or Remedies

Other than the Indemnity Agreement, this Article sets forth the sole rights and remedies of each Party and its respective Affiliates, directors, officers, employees, agents and representatives after Closing in connection with (a) the transactions contemplated herein, and (b) any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with the breach of any covenant, representation or warranty herein or in any document delivered at Closing made by the other Party, and such first mentioned Party and its Affiliates, directors, officers, employees, agents and representatives shall have no further right or remedy (whether legal, equitable, fiduciary or in tort) whatsoever, against the other Party, or its Affiliates, directors, officers, employees, agents and representatives.

ARTICLE 10
INFORMATION, MATERIALS, POST-CLOSING COVENANTS AND EMPLOYEES

10.1        Access to Information

After the Closing Date, Seller may, upon reasonable notice to Purchaser and subject to contractual restrictions relative to disclosure, have access during business hours to the Leases and other operating documents, the Material Agreements, books, accounts, records, minute books, Tax Returns, Tax receipts, filings, maps, documents, files, information and materials of the Purchased Entities that existed as at the Closing Date or relate to matters occurring prior to the Closing Date, to the extent Seller reasonably requires such access for the following purposes:

(a)           in connection with audits and filings to be made pursuant to Section 3.2(t);

(b)           in connection with Seller’s dealings with taxing or other Governmental Authorities;

(c)           in connection with post-Closing rectification of Title Defects pursuant to Section 6.2(a)(ii)(A);

(d)           in connection with Seller’s financial accounting and reporting matters;

(e)           to comply with any Applicable Laws or ruling by any Governmental Authority having jurisdiction;

(f)            in connection with any action, suit or proceeding commenced or threatened by Purchaser, a Purchased Entity or any third party against Seller, its Affiliates, their directors, officers, employees, agents, solicitors, engineers, accountants or consultants or for which Seller may have any liability; or

(g)           in connection with any other rights or obligations of Seller hereunder.

At its cost, Seller may copy any of such information in respect of matters arising or relating to any period of time up to and including the Closing Date, if copies of such records would be reasonably required by Seller or its Affiliates for any of the purposes described above.  Purchaser acknowledges that EXCO has copied and retained, or will prior to the Closing Date copy and retain, information disclosing the name, social insurance number, accrued salaries from July 29, 2003 to Closing and salary as at the Closing Date of certain of the Employees.  EXCO shall comply with all applicable privacy law in respect of such information.

10.2        Retention Period

(a)           The general corporate records, the financial and accounting records and the Tax Returns of the Purchased Entities that relate to or were created with respect to matters arising or relating to the period of time to and including the Closing Date, shall be retained, maintained in good order and good condition and kept in a reasonably accessible location by Purchaser and the Purchased Entities for a period of time (the “Retention Period”) beginning on the Closing Date and ending on the later of:

(i)            the expiration of all applicable limitations periods for all Tax periods beginning before the Closing Date, as such limitations periods are provided for under the Applicable Laws or the pronouncements of all relevant taxing authorities; or

(ii)           the end of such period as may be required by the Applicable Laws or the ruling by a Governmental Authority having jurisdiction.

(b)           At any time prior to the expiration of the Retention Period, Purchaser may destroy or give up possession of any such information or materials if it first offers Seller the opportunity (by delivery of at least 60 days’ prior written notice to Seller, which notice shall contain a detailed listing of the information and materials proposed to be destroyed, with an additional copy of such notice delivered to the attention of Seller’s tax department), at Seller’s expense (without any payment to Purchaser), to obtain delivery of or a copy of so much of such information or materials as Seller, in its sole discretion, desires.

10.3        Preparation of Tax Returns

Seller shall prepare, consistent with past practice, all Tax Returns for the Company and Subco which are required to be filed in respect of taxation periods ended on or before the Closing (the “Pre-Closing Tax Returns”).  The Purchaser’s Group shall, after its review and comment, and any reasonable revisions required to conform to Applicable Law, cause the filing of the Pre-Closing Tax Returns within the period prescribed under subsection 150(1) of the Tax Act.  The Parties shall cooperate with one another and use all reasonable efforts to complete the Pre-Closing Returns within 75 days following the Closing.  The Purchaser’s Group shall cause the Seller to be provided with reasonable access to the Company’s and Subco’s books and records for such purpose and for the purpose of the preparation by EXCO of its consolidated financial statements for the period ended December 31, 2004.

10.4        Employees

(a)           From and after the date of this Agreement and prior to the Closing Date, Seller acknowledges that Purchaser or any Affiliate may interview the Employees and Consultants for the purpose of assessing their potential role within the Purchased Entities or an Affiliate or manager of Purchaser after Closing.  Purchaser agrees that it will not commence interviews with Employees or Consultants until Seller and Purchaser agree upon an orderly process for scheduling and conducting such interviews, each Party to act reasonably in that regard in order to develop that process as soon as reasonably practicable.

(b)           Seller shall cause the Company to terminate the employment of Steve Fagan, Dennis McIntyre, Terry Trudeau, Greg Robb and Neil Burrows effective on the Closing Date and subject to Closing occurring.

(c)           If Purchaser advises Seller not later than 5 Business Days prior to the Closing Date that Purchaser has not identified a permanent role for an Employee within the Purchased Entities or an Affiliate or manager of Purchaser after Closing, EXCO shall cause the Company to terminate its employment of such Employee effective on the Closing Date and subject Closing occurring.

(d)           After Closing, Purchaser may advise Seller not later than May 31, 2005 that Purchaser has not identified a permanent role for any other Employee within the Purchased Entities or an Affiliate or manager of Purchaser and that Purchaser has terminated the employment of such Employee.

(e)           If an Employee’s employment is terminated pursuant to Section 10.4(b), (c) or (d), the Base Purchase Price shall be reduced by an amount (a “Severance Adjustment”) equal to:

(i)            if the Employee is terminated on the Closing Date pursuant to Section 10.4(b) or (c) and agrees to accept an amount in full satisfaction of his or her entitlement to a Severance Payment and delivers a release of his or her entitlement to any Severance Payment in excess of that amount to the Company at or before Closing, the Severance Adjustment for such Employee shall be equal to the amount the Employee has agreed to accept; and

(ii)           in all other cases, the Severance Adjustment for such terminated Employee will be equal to the estimated Severance Payment to which the Employee is entitled as agreed to by the Parties, provided that if the Parties do not agree on such amount within 30 days of the termination of the Employee’s employment, at the election of either Party at any time thereafter, the estimated Severance Payment shall be determined by arbitration pursuant to the Arbitration Act (Alberta).

(f)            For purposes hereof, “Severance Payment” means, in respect of an Employee whose employment is terminated pursuant to Section 10.4(b), (c) or (d), the amount to which such Employee is entitled under Applicable Law and the Benefits Plans by virtue of the termination of his or her employment, including, without duplication, payment in lieu of notice of termination, accrued vacation pay and compensation for lost employment benefits.

(g)           Subject only to Purchaser’s rights and remedies under Section 9.2 and 10.4(e), Purchaser shall be responsible for all obligations to the Employees (whether or not terminated pursuant to Section 10.4(b), (c) or (d)) arising after the Closing Date.  For greater certainty, Purchaser agrees that, for the purposes of calculating the amount of any Severance Payments that are or may in the future be payable to any Employees, Purchaser will accept and recognize all of the years of service of such Employee as recognized by the Company at the Closing Date.

(h)           If Purchaser or any Affiliate or manager of Purchaser, makes an offer of employment to any Employee whose employment was terminated at Closing pursuant to Section 10.4(b) or (c) within 6 months after Closing or makes an offer of employment to any Employee whose employment was terminated after Closing pursuant to or Section 10.1(d) and such Employee accepts such offer, then Purchaser shall promptly pay EXCO an amount equal to the Severance Adjustment for such Employee.

(i)            For a period of 12 months following the Closing Date, Seller shall not make any employment offers or contract offers to an Employee, without the prior written consent of Purchaser, not be unreasonably withheld or delayed, unless such Employee’s employment was terminated pursuant to Section 10.4(b), (c) or (d) or such Person ceased to be an employee of the Company, Purchaser, an Affiliate of Purchaser or any manager of Purchaser after the Closing Date without breach by Seller of its obligations in this Section 10.4(i).

ARTICLE 11
MISCELLANEOUS

11.1        Survival of Representations and Warranties

The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing in accordance with the applicable Survival Period.  After Closing no Party shall have any liability to any other Party based on any representation or warranty made herein or in any instrument delivered pursuant to this Agreement unless written notice of a claim, together with reasonable particulars thereof, shall have been provided to the other Party within the Survival Period related thereto.

11.2        Amendment

This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

11.3        Conversion of Monetary Amounts

Whenever to carry out the terms and intent of this Agreement it is necessary to convert a monetary amount from Canadian Dollars to United States Dollars or from United States Dollars to Canadian Dollars, as the case may be, such conversion shall be done using the Exchange Rate.

11.4        Notices

Any notice, communication or statement required, permitted or contemplated hereunder shall be in writing and shall be delivered as follows:

(a)           by delivery to a Party between 8:00 a.m. and 5:00 p.m. on a Business Day at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party when it is delivered;

(b)           by fax to a Party to the fax number of such Party for notices, in which case, if the notice was faxed prior to 5:00 p.m. on a Business Day at the address of such Party for notices, the notice shall be deemed to have been received by that Party when it was faxed and if it is faxed on a day which is not a Business Day at that address or is faxed after 5:00 p.m. on a Business Day at that address, it shall be deemed to have been received on the next following Business Day at that address; or

(c)           except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by first class registered postage prepaid mail to a Party at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party on the 5th Business Day at the address of such Party for notices following the date of mailing.

The Addresses and fax number for each Party shall be as follows:

If to Purchaser:

1143928 Alberta Ltd.
c/o NAL Resources Management Limited
600, 550 – 6th Avenue S.W.
Calgary, Alberta T2P 0S2
Attention:	President
Facsimile:	(403) 294-3614

and to:

Bennett Jones LLP
4500, 855 – 2nd Street S.W.
Calgary, Alberta T2P 4K7
Attention:	Rob Desbarats
Facsimile:	(403) 265-7219

If to Seller:

EXCO Resources, Inc.
12377 Merit Drive
Suite 1700, LB82
Dallas, Texas 75251
Attention:	General Counsel
Facsimile:	(214) 706-3409

and to:

Taurus Acquisition, Inc.
12377 Merit Drive
Suite 1700, LB82
Dallas, Texas 75251
Attention:	General Counsel
Facsimile:	(214) 706-3409

and, prior to Closing, to:

Addison Energy Inc.
1100, 635 - 8th Avenue S.W.
Calgary, Alberta T2P 3M3
Attention:	President
Facsimile:	(403) 216-8315

and to:

Blake, Cassels & Graydon LLP
3500, 855 - 2nd Street S.W.
Calgary, Alberta T2P 4J8
Attention:	Michael J. Laffin
Facsimile:	(403) 260-9700

and to:

Haynes and Boone, LLP
4000, 2505 N. Plano Road
Richardson, Texas 75080
Attention:	William L. (Lanny) Boeing
Facsimile:	(972) 692-9053

11.5        Right to Change Address

Either Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

11.6        Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties by facsimile transmission, electronic delivery, or in original, it being understood that all Parties need not sign the same counterpart.

11.7        Time

Time shall be of the essence in this Agreement.

11.8        Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11.9        Entire Agreement; No Third Party Beneficiaries

This Agreement (together with the Confidentiality Agreement, the Indemnity Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Section 5.3, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

11.10      Governing Law

This Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein.  Each Party accepts the jurisdiction of the Province of Alberta and all courts of appeal therefrom.

11.11      Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned Subsidiary of Purchaser, provided that Purchaser shall notify Seller of any such assignment and remain responsible for all of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.12      Waivers

At any time prior to the Closing, a Party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties by the other Party contained herein or in any document delivered pursuant hereto; and (c) waive performance of any of the covenants or agreements of the other Party contained herein or in any document delivered pursuant hereto, or satisfaction of any of the conditions that are for the waiving Party’s benefit.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

11.13      Confidentiality Agreement

The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms.  Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

11.14      Incorporation

Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

11.15      Co-operation After Closing

Each Party shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another Party in order to carry out the intent and purpose of this Agreement.  Seller agrees that upon receipt after Closing of checks, mail or other property or documents which are the property of the Company, it will promptly forward such items to the Company at Purchaser’s address as set forth in Section 11.4.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

“Purchaser”

1143928 ALBERTA LTD.

By:	/s/ JONATHAN LEXIER
Name: Jonathan Lexier, MBA, P. Eng.
Title: Chief Operating Officer

By:	/s/ PAUL E. BELLIVEAU
Name: Paul E. Belliveau
Title: Vice President, Finance and CFO

“Seller”

EXCO RESOURCES, INC.

By:	/s/ DOUGLAS H. MILLER
Name: Douglas H. Miller
Title: Chief Executive Officer

TAURUS ACQUISITION, INC.

By:	/s/ J. DOUGLAS RAMSEY
Name: J. Douglas Ramsey
Title: Vice President

This is the execution page to the Share and Debt Purchase Agreement dated January 12, 2005 among 1143928 Alberta Ltd., EXCO Resources, Inc. and Taurus Acquisition, Inc.

Schedule A

DISCLOSURE SCHEDULE

Schedule 1.1(kkk)(ix) - Liens, Burdens or Defects to Title

Schedule 1.1(aaa) and 3.2(o) - Material Agreements

Schedule 1.1(ccccc) – Unaudited Financial Statements

Schedule 2.9(a)(viii) - Directors and Officers of Company and Subco

Schedule 2.9(a)(ix) - Releases

Schedule 3.2(e) - Right of Termination / Loss of Benefit

Schedule 3.2(p) - Purchased Entity Debt

Schedule 3.2(q) – Purchased Entity/Affiliate Contracts

Schedule 3.2(r) - Employment Matters

Schedule 3.2(s) - Litigation, Arbitrations, Investigations or Other Proceedings

Schedule 3.2(u) - Tax Matters

Schedule 3.2(y) - Environmental Matters

Schedule 3.2(bb)(iii) - Claims Adverse in Interest

Schedule 3.2(bb)(iv) - Authorities for Expenditure

Schedule 3.2(bb)(v) - Leased Tangibles

Schedule 3.2(bb)(vii) – Production Penalties

Schedule 3.2(bb)(ix) – AMI’s and Areas of Exclusion

Schedule 3.2(bb)(x) – Rights of First Refusal

Schedule 3.2(bb)(xi) - Offset Obligations

Schedule 3.2(dd) - Dividends and Distributions

Schedule 3.2(gg) – Change of Control

Schedule 5.1 - Conduct of Business

Schedule 5.10 - Insurance

Schedule B

PROPERTY SCHEDULE

Schedule 1.1(nn) - Facilities

Schedule 1.1(tt) – Lands

Schedule C

ESCROW AGREEMENTS

Part I – Escrow Agreement (Deposit)

Part II – Escrow Agreement (Withholding)

Schedule D

PRIVACY LEGISLATION

These schedules will be made available to the Securities and Exchange Commission upon request.